UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Jones Lang LaSalle Incorporated
(Name of Registrant as Specified In Its Charter)

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Jones Lang LaSalle Incorporated 200 East Randolph Drive Chicago, Illinois 60601

April 18, 2014

Dear Shareholder:

We would like to invite you to attend the 2014 Annual Meeting of Shareholders of Jones Lang LaSalle Incorporated. It will take place on Friday, May 30, 2014, beginning at 1:00 p.m., local time, at the JLL office located at 1801 K Street NW, Suite 1000, Washington, D.C.

All of the ten current members of our Board of Directors will be standing for re-election at our 2014 Annual Meeting.

Your vote is very important to us. This year, we are again voluntarily furnishing proxy materials to our shareholders on the Internet rather than mailing printed copies to each shareholder. This serves our environmental goals and also saves us significant postage, printing and processing costs. Whether or not you plan to attend the Annual Meeting, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet or by telephone, as promptly as possible. You may also request a paper proxy card to submit your vote by mail if you prefer. If you attend the Annual Meeting, you may vote your shares in person even if you have previously given your proxy.

We anticipate that we will mail the Notice of Internet Availability of Proxy Materials to our shareholders on or about April 18, 2014. The proxy materials we are furnishing on the Internet include our 2013 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2013.

We appreciate your continued interest in our Company.

Sheila A. Penrose Chairman of the Board of Directors	Colin Dyer Chief Executive Officer and President

Jones Lang LaSalle Incorporated
200 East Randolph Drive
Chicago, Illinois 60601

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

To Be Held Friday, May 30, 2014

The 2014 Annual Meeting of Shareholders of Jones Lang LaSalle Incorporated will take place on Friday, May 30, 2014, beginning at 1:00 p.m., local time, at the JLL office located at 1801 K Street NW, Suite 1000, Washington D.C.

The Annual Meeting will have the following purposes:

1.	To elect ten Directors to serve one-year terms until the 2015 Annual Meeting of Shareholders and until their successors are elected and qualify;
2.	To approve, by non-binding vote, executive compensation ("say-on-pay"); and
3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014.

Our Board of Directors has fixed the close of business on Monday, March 17, 2014 as the record date for determining the shareholders entitled to receive notice of, and to vote at, the Annual Meeting. We will permit only shareholders, or persons holding proxies from shareholders, to attend the Annual Meeting.

By Order of the Board of Directors
Mark J. Ohringer Corporate Secretary

April 18, 2014

YOUR VOTE IS VERY IMPORTANT. ANY SHAREHOLDER MAY ATTEND THE ANNUAL MEETING IN PERSON. IN ORDER FOR US TO HAVE THE QUORUM NECESSARY TO CONDUCT THE ANNUAL MEETING, WE ASK THAT SHAREHOLDERS WHO DO NOT INTEND TO BE PRESENT AT THE ANNUAL MEETING IN PERSON GIVE THEIR PROXY OVER THE INTERNET OR BY TELEPHONE. IF YOU PREFER, YOU MAY ALSO REQUEST A PAPER PROXY CARD TO SUBMIT YOUR VOTE BY MAIL. YOU MAY REVOKE ANY PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE ANNUAL MEETING.

PROXY SUMMARY

Below are highlights of important information you will find in this Proxy Statement. Since it is only a summary, please review the complete Proxy Statement and our 2013 Annual Report before you vote.

Financial and Operational Highlights

As the result of a particularly strong fourth quarter, during 2013 JLL delivered historically-high revenues and profits in the face of sometimes challenging market dynamics by:

We believe we remain well-positioned to take advantage of the opportunities in a consolidating industry and to navigate successfully the dynamic markets in which we compete worldwide.

Among its financial and operational highlights for 2013, the Company:

•
Recognized record fee revenue of $4 billion, an 11% increase over 2012 and 19% over 2011.

•
Generated adjusted net income of $285 million, 16% higher than 2012 and 33% higher than 2011.

•
Maintained our investment-grade balance sheet throughout the year and continued to realize benefits from low interest expense. The firm reduced total net debt to $437 million from $538 million last year. This is the second consecutive year that the firm has reduced debt by more than $100 million while continuing to invest in the business and increase our dividend. In October 2013, the firm renewed its long-term bank credit facility. We increased the size of the facility to $1.2 billion and extended its maturity to October 2018. The Company's strong balance sheet continues to serve as a competitive differentiator.

•
Completed five acquisitions that expanded our capabilities in key United States markets as well as in Japan and Singapore.

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Extended our position as leading provider of real estate services to large corporate occupiers, winning 43 new outsourcing assignments, expanding our relationships with 18 clients and renewing 17 contracts.

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In total revenue terms, expanded our leading market positions in each of EMEA and Asia-Pacific over the next largest competitor.

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Generated $13.6 million of incentive fees as the result of positive performance for clients of LaSalle Investment Management, which also achieved a capital raise during the year of $7 billion from investors.

Stock and Dividend Performance

For the calendar year ended December 31, 2013, the price of a share of our Common Stock increased 22.7%. We paid total dividends of $0.44 per share, up from $0.40 the previous year.

 Industry Recognition

During 2013, we continued to win numerous awards that reflected the quality of the services we provide to our clients, the integrity of our people and our desirability as a place to work, including:

2013 Awards

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For the sixth consecutive year, one of the World's Most Ethical Companies by the Ethisphere Institute

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For the fifth consecutive year, one of the Global Outsourcing 100 – by the International Association of Outsourcing Professionals

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For the fifth consecutive year, America's #1 Corporate Real Estate Services Firm by the Watkins Survey

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Best Global Agency and Letting Advisor as part of multiple Euromoney Awards.

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One of the top suppliers to each of P&G, AT&T and TIAA-CREF

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Best Property Consultancy in each of Singapore, Thailand and Indonesia as part of multiple other awards at the International Property Awards for Asia Pacific

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Property Manager of the Year at European Pension Awards

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Office, Investment and Industrial Agencies of the Year at the UK Property Awards

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One of the Best Places to Work by a number of local publications

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A Top Technology Innovator Across Americas by InformationWeek

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2013 Energy Star Sustained Excellence Award from the U.S. Environmental Protection Agency

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Best Performing Property Brand by the Managing Partners' Forum Awards for Management Excellence

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One of America's 100 Most Trustworthy Companies by Forbes

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One of the 100 Best Corporate Citizens by CR (Corporate Responsibility) Magazine

Financial Performance

The following table presents key financial data for each of the last three fiscal years, all as of each year end.

	($ in thousands, except share data)		2011		2012		2013
&zwsp;	Revenue	&zwsp;	$3,584,544	&zwsp;	$3,932,830	&zwsp;	$4,461,591	&zwsp;
	Total operating expenses		3,333,339		3,643,427		4,092,772
&zwsp;	Operating income	&zwsp;	251,205	&zwsp;	289,403	&zwsp;	368,819	&zwsp;
	Net income available to common shareholders		163,997		207,556		269,456
&zwsp;	Diluted earnings per common share	&zwsp;	3.70	&zwsp;	4.63	&zwsp;	5.98	&zwsp;
	EBITDA (1)		338,807		390,783		476,119
&zwsp;	Total Assets	&zwsp;	3,932,636	&zwsp;	4,351,499	&zwsp;	4,597,353	&zwsp;
	Total Net Debt (2)		642,697		537,507		437,032
&zwsp;	Total Liabilities	&zwsp;	2,238,256	&zwsp;	2,392,243	&zwsp;	2,406,544	&zwsp;
	Total Shareholders' Equity		1,691,129		1,951,183		2,179,669
&zwsp;	Cash Dividends Paid	&zwsp;	13,484	&zwsp;	18,219	&zwsp;	20,026	&zwsp;

The above information is qualified in its entirety by the more detailed and complete information in our Annual Report on Form 10-K for the year ended December 31, 2013.

(1)    EBITDA represents earnings before interest expense, net of interest income, income taxes, depreciation and amortization. Although EBITDA is a non-GAAP financial measure, EBITDA is used extensively by management and is useful to investors and lenders as a metric for evaluating operating performance and liquidity. However, EBITDA should not be considered as an alternative either to net income or net cash provided by operating activities, both of which are determined in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). A reconciliation of our EBITDA to net income and net cash provided by operating activities is contained in ITEM 6, Selected Financial Data, in our Annual Report on Form 10-K for the year ended December 31, 2013.

(2)    Net debt is calculated by adding total debt and deferred business acquisition obligations, less cash.

 Corporate Governance

Our mission as an organization is to deliver exceptional strategic, fully integrated services, best practices and innovative solutions for real estate owners, occupiers, investors and developers worldwide. In order to achieve our mission, we realize we must establish and maintain an enterprise that will sustain itself over the long-term for the benefit of all of its stakeholders—clients, shareholders, employees, suppliers and communities, among others. Accordingly, we have committed ourselves to effective corporate governance that reflects best practices and the highest level of business ethics. To that end, and as the result of our shareholder engagement efforts, over the past years we have adopted the following significant corporate governance policies and practices:

Corporate Governance Policies and Practices

•

Significant Majority of Independent Directors

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Separate Non-Executive Chairman of the Board and Chief Executive Officer Roles

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Highly Diverse Board (as to gender, ethnicity and experience)

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Annual Election of All Directors

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Annual Shareholder "Say-on-Pay" Vote for Executive Compensation

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Majority Voting for Directors

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Independent Directors Meet Without Management Present at Each In-Person Meeting

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Company Code of Business Ethics Applicable to Directors

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Right of Shareholders Owning 30% of Outstanding Shares to Call a Special Meeting of Shareholders for any Purpose

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Annual Evaluation of Board Effectiveness by Senior Management

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Annual Board and Committee Self-Evaluation

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Stewardship Compensation Program for Directors, with No Separate Meeting Fees

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Two-Thirds of Board Retainer Compensation is in Company Shares

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No Perquisites to Board Members

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Minimum Shareholding Requirement for Directors

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Policy Against Pledging and Hedging Company Stock

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Board Orientation / Education Program

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Corporate Compliance Program

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Disclosure Committee for Financial Reporting

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Required Approval by the Nominating and Governance Committee for any Related Party Transactions

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Company Makes Negligible Political Contributions

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Regular Succession Planning for Both Management and Board

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Directors Not "Over-Boarded"

Objectives of Executive Compensation

The principal objectives of the Compensation Committee of our Board of Directors are to (1) align the compensation of each member of our Global Executive Board with the Company's short-term and long-term performance, (2) provide incentives for driving and meeting the Company's strategic goals and (3) help attract and retain the leaders who will be crucial to the Company's long-term success and ultimate sustainability.

We compensate the members of our Global Executive Board using the following principal elements:

Element	Type
Cash and Equity	Base salary in cash
Annual incentive based on short-term performance, a certain portion of which is mandated to be paid in restricted stock with time-based vesting
Annual Long-Term Incentive Compensation	Long-term incentive plans based on performance over multi-year periods, paid both in deferred cash and restricted stock with time-based vesting
CEO performance incentive and retention plan
Retirement	Same as for employees generally (401(k) match in the U.S. and standard plans in other countries)

We do not provide any significant perquisites. Our Board of Directors has decided that restricted stock grants made to our senior executives in 2013 and beyond under our long-term incentive compensation plans will have a "double trigger" in the case of a change of control (namely the executive's employment must be terminated after the change of control in order for the restricted stock to vest on an accelerated basis).

 Shareholder Voting Matters

Voting Proposal		Board Voting Recommendation
Proposal 1:	Election of Ten Directors	FOR each nominee listed below
Proposal 2:	Non-Binding "Say-on-Pay" Vote Approving Executive Compensation	FOR
Proposal 3:	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR

Director Nominees for Election at the 2014 Annual Meeting

Name	Age	Director Since	Position	Independent	Audit Committee	Compensation Committee	Nominating and Governance Committee	Other Current Public Boards
Hugo Bagué	53	2011	Group Executive Organisational Resources, Rio Tinto plc	Yes	—	Yes	Yes	—
Colin Dyer	61	2004	Chief Executive Officer and President, Jones Lang LaSalle Incorporated	No	—	—	—	—
Dame DeAnne Julius	65	2008	Retired Chairman, Royal Institute of International Affairs	Yes	Yes	Yes	Yes	1
Kate S. Lavelle	48	2013	Retired Chief Financial Officer, Dunkin' Brands, Inc.	Yes	Yes	—	Yes	1
Ming Lu	55	2009	Partner, KKR & Co., L.P.	Yes	—	Chairman	Yes	—
Martin H. Nesbitt	51	2011	Co-Chief Executive Officer, The Vistria Group, LLC	Yes	Yes	—	Yes	1
Sheila A. Penrose	68	2002; Chairman Since 2005	Chairman of the Board, Jones Lang LaSalle Incorporated	Yes	Yes	Yes	Chairman	1
Shailesh Rao	42	2013	Vice President for Asia Pacific, Latin America and Emerging Markets, Twitter, Inc.	Yes	—	Yes	Yes	—
David B. Rickard	67	2007	Retired Chief Financial Officer and Chief Administrative Officer, CVS Caremark Corporation	Yes	Chairman; Audit Committee Financial Expert	—	Yes	2
Roger T. Staubach	72	2008	Executive Chairman, Americas, Jones Lang LaSalle Incorporated	No	—	—	—	2

PROXY STATEMENT FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS

JLL	Proxy Statement

Jones Lang LaSalle Incorporated
200 East Randolph Drive
Chicago, Illinois 60601

PROXY STATEMENT

2014 Annual Meeting of Shareholders

 Questions and Answers about the Proxy Materials and Our Annual Meeting

Q:
Why am I receiving these materials?

A:
The Board of Directors (the Board) of Jones Lang LaSalle Incorporated, a Maryland corporation (JLL, which may sometimes be referred to as the Company or as we, us or our), is providing these proxy materials to you in connection with our 2014 Annual Meeting of Shareholders (including any adjournments or postponements, the Annual Meeting). The Annual Meeting will take place at 1:00 p.m. local time, on Friday, May 30, 2014, at the JLL office located at 1801 K Street NW, Suite 1000, Washington D.C. We first released this proxy statement (Proxy Statement) to our shareholders on or about April 18, 2014.

  As one of our shareholders, you are invited to attend the Annual Meeting. You are also entitled to vote on each of the matters we describe in this Proxy Statement.

  A proxy is the legal designation you give to another person to vote the shares of stock you own. If you designate someone as your proxy in a written document, that document is called a proxy card. We have designated two of our officers as proxies for our Annual Meeting: Colin Dyer and Mark J. Ohringer. We are asking you to designate each of them separately as a proxy to vote your shares on your behalf.

Q:
Why is the Company making these materials available over the Internet rather than mailing them?

A:
Under the "Notice and Access Rule" that the United States Securities and Exchange Commission (the SEC) has adopted, we may furnish proxy materials to our shareholders on the Internet rather than mailing printed copies of those materials to each shareholder. This helps us meet our environmental goals and it will save significant postage, printing and processing costs. If you received a Notice Regarding the Availability of Proxy Materials (Notice of Internet Availability) by mail, you will not receive a printed copy of our proxy materials unless you specifically request one. Instead, the Notice of Internet Availability will instruct you about how to (1) access and review our proxy materials on the Internet and (2) access your proxy card to vote on the Internet or by telephone.

  We anticipate that we will mail the Notice of Internet Availability to our shareholders on or about April 18, 2014.

Q:
How can I have printed copies of the proxy materials mailed to me?

A:
If you received a Notice of Internet Availability by mail and you would prefer to receive a printed copy of our proxy materials, including a paper proxy card, please follow the instructions included in the Notice of Internet Availability.

JLL	Proxy Statement	Page | 1

Q:
What information does this Proxy Statement contain?

A:
The information in this Proxy Statement relates to (1) the proposals on which our shareholders will vote at the Annual Meeting and (2) the voting process. It includes the information about our Company that we are required to disclose as the basis for your decision about how to vote on each proposal.
Q:
What other information are you furnishing with this Proxy Statement?

A:
Our 2013 Annual Report, which includes our annual report on Form 10-K for the year ended December 31, 2013, has been made available on the Internet to all shareholders entitled to vote at the Annual Meeting and who received the Notice of Internet Availability. You may also view our 2013 Annual Report and this Proxy Statement at www.jll.com in the "Investor Relations" section.

  You may obtain a paper copy of our 2013 Annual Report and this Proxy Statement without charge by writing the JLL Investor Relations Department at 200 East Randolph Drive, Chicago, Illinois 60601, or by calling +1.312.228.2430.

Q:
What items of business will be voted on at the Annual Meeting?

A:
The three items of business scheduled to be voted on at the Annual Meeting are:

•
Proposal 1: The election of ten Directors to serve one-year terms until the 2015 Annual Meeting of Shareholders;

•
Proposal 2: Approval, by non-binding advisory vote, of executive compensation ("say-on-pay"); and

•
Proposal 3: Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014.
Q:
How does the Board recommend that I vote?

A:
Our Board recommends that you vote your shares as follows:

•
FOR each of the ten nominees to the Board;

•
FOR the non-binding advisory "say-on-pay" vote approving executive compensation; and

•
FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2014.
Q:
What shares may I vote?

A:
Only shareholders of record of JLL's Common Stock, $0.01 par value per share (the Common Stock; NYSE: JLL), at the close of business on Monday, March 17, 2014 (the Record Date), are entitled to notice of, and to vote at, the Annual Meeting. Each share of Common Stock is entitled to one vote on all matters voted upon by shareholders and is entitled to vote for as many persons as there are Directors to be elected. Based on the information we have received from Computershare, our transfer agent and stock registrar, there were 44,541,609 voting shares of Common Stock outstanding on the Record Date. The shares of our Common Stock are held in approximately 367 registered accounts. According to Broadridge Investor Communications, those registered accounts represent approximately 46,577 beneficial owners (which we believe includes the number of individual holders in certain reported mutual funds that hold our shares).
Q:
What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:
Most JLL shareholders hold their shares through a broker or other nominee rather than directly in their own names. There are some distinctions between (1) shares you hold of record in your own name and (2) those you own beneficially through a broker or nominee, as follows:

  Shareholder of Record

  If your shares are registered directly in your name with JLL's stock registrar, Computershare, then with respect to those shares we consider you to be the shareholder of record. As a shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

JLL	Proxy Statement	Page | 2

  Beneficial Owner

  If you hold shares in a brokerage account or by a trustee or another nominee, then we consider you to be the beneficial owner of shares held "in street name," and we are furnishing these proxy materials to you through your broker, trustee or nominee. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and we are also inviting you to attend the Annual Meeting.

  Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Your broker, trustee or nominee has enclosed or provided instructions to you on how to vote your shares.

Q:
How can I attend the Annual Meeting?

A:
You are entitled to attend the Annual Meeting only if you were a JLL shareholder as of the close of business on Monday, March 17, 2014 or you hold a valid proxy for the Annual Meeting. You should be prepared to present a photo identification for admittance. In addition, if you are a shareholder of record, we will verify your name against the list of shareholders of record on the Record Date prior to admitting you to the Annual Meeting. If you are not a shareholder of record but hold shares through a broker, trustee or nominee (in street name), you should provide proof of beneficial ownership on the Record Date, such as your most recent account statement prior to March 17, 2014, a copy of the voting instruction card furnished to you, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, we will not admit you to the Annual Meeting.
Q:
How can I vote my shares in person at the Annual Meeting?

A:
You may vote in person at the Annual Meeting those shares you hold in your name as the shareholder of record. You may vote in person at the Annual Meeting shares you hold beneficially in street name only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.
Q:
How can I vote my shares without attending the Annual Meeting?

A:
Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. Shareholders may deliver their proxies either:

•
Electronically over the Internet at www.proxyvote.com;

•
By telephone (please see your proxy card for instructions); or

•
By requesting, completing and submitting a properly signed paper proxy card as outlined in the Notice of Internet Availability.
Q:
May I change my vote or revoke my proxy?

A:
You may change your vote at any time prior to the vote at the Annual Meeting. If you are the shareholder of record, you may change your vote by:

•
Granting a new proxy bearing a later date (which automatically revokes the earlier proxy);

•
Providing a written notice of revocation prior to your shares being voted; or

•
Attending the Annual Meeting and voting in person.

  A written notice of revocation must be sent to our Corporate Secretary at the address of our principal executive office, which we provide above. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or nominee or (2) if you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

JLL	Proxy Statement	Page | 3

Q:
Who can help answer my questions?

A:
If you have any questions about the Annual Meeting or how to vote or revoke your proxy, please contact Broadridge Investor Communications at +1.631.254.7400.

  If you need additional copies of this Proxy Statement or voting materials, please contact Broadridge Investor Communications at the number above or the Company's Investor Relations team at +1.312.228.2430.

Q:
How many shares must be present or represented to conduct business at the Annual Meeting?

A:
The quorum requirement for holding the Annual Meeting and transacting business is that holders of a majority of shares of our Common Stock that are issued and outstanding and are entitled to vote must be present in person or represented by proxy.
Q:
What is the voting requirement to approve each of the proposals?

A:
The Company has established a majority-vote standard for the election of Directors. Accordingly, in order to be elected, each Director must receive at least a majority of the votes cast for him or her by holders of Common Stock entitled to vote at the Annual Meeting. There is no cumulative voting for Directors.

  Although the advisory vote on executive compensation is non-binding, our Board will review the result of the vote and, consistent with our philosophy of shareholder engagement, will take it into account in making a determination concerning executive compensation in the future.

  The affirmative vote of a majority of the total number of votes cast by holders of Common Stock entitled to vote at the Annual Meeting will be necessary to (1) approve executive compensation through a non-binding advisory "say-on-pay" vote and (2) ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2014.

Q:
How are votes counted?

A:
For the purpose of determining whether a quorum is present at the Annual Meeting, we will count shares of Common Stock represented in person or by properly executed proxy. We will treat shares which abstain from voting as to a particular matter and broker non-votes (defined below) as shares that are present at the Annual Meeting for purposes of determining whether a quorum exists, but we will not count them as votes cast on such matter.

  Accordingly, abstentions and broker non-votes will have no effect in determining whether Director nominees have received the requisite number of affirmative votes.

  Abstentions and broker non-votes will also have no effect on (1) the voting with respect to the approval of the non-binding vote on executive compensation or (2) the ratification of the appointment of KPMG LLP.

  Brokers holding shares of stock for beneficial owners have the authority to vote on certain "routine" matters, in their discretion, in the event they have not received instructions from the beneficial owners. However, when a proposal is not a "routine" matter and a broker has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the broker may not vote the shares for that proposal.

  A "broker non-vote" occurs when a broker holding shares for a beneficial owner signs and returns a proxy with respect to those shares of stock held in a fiduciary capacity, but does not vote on a particular matter because the broker does not have discretionary voting power with respect to that matter and has not received instructions from the beneficial owner.

Q:
What happens if I sign but do not give specific voting instructions on my proxy?

A:
If you hold shares in your own name and you submit a proxy without giving specific voting instructions, the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement.

JLL	Proxy Statement	Page | 4

  If you hold shares through a broker, trustee or other nominee and do not provide your broker with specific voting instructions, under the rules that govern brokers in such circumstances, your broker will not have the authority to exercise discretion to vote your shares with respect to Proposal 1 (election of Directors) or Proposal 2 ("say-on-pay"), but will have the authority to exercise discretion to vote your shares with respect to Proposal 3 (ratification of KPMG LLP).

Q:
What happens if a Director does not receive a majority of the votes cast for him or her?

A:
Under our By-Laws, if a Director does not receive the vote of at least the majority of the votes cast, that Director will promptly tender his or her resignation to the Board. Our Nominating and Governance Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board is required to take action with respect to the resignation, and publicly disclose its rationale, within 90 days from the date of the certification of the election results. If a resignation is not accepted by the Board, the Director will continue to serve until the next Annual Meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. We provide additional details about our majority voting procedures under "Corporate Governance Principles and Board Matters" below.
Q:
What should I do if I receive more than one set of voting materials?

A:
There are circumstances under which you may receive more than one Notice of Internet Availability. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one Notice. Please vote each different proxy you receive, since each one represents different shares that you own.
Q:
Where can I find the voting results of the Annual Meeting?

A:
We intend to announce preliminary voting results at the Annual Meeting and then disclose the final results in a Form 8-K filing with the SEC within four business days after the date of the Annual Meeting.
Q:
What is the deadline to propose actions for consideration at next year's Annual Meeting of Shareholders or to nominate individuals to serve as Directors?

A:
Shareholder proposals intended to be presented at the 2015 Annual Meeting and included in JLL's Proxy Statement and form of proxy relating to that Annual Meeting pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934 (as amended, the Exchange Act) must be received by JLL at our principal executive office by December 19, 2014.

  Our By-Laws require that proposals of shareholders made outside of Rule 14a-8 under the Exchange Act must be submitted to our Corporate Secretary at our principal executive office not later than March 1, 2015 and not earlier than January 30, 2015. In addition, any shareholder intending to nominate a candidate for election to the Board at the 2015 Annual Meeting must give timely written notice to our Corporate Secretary at our principal executive office not later than March 1, 2015 and not earlier than January 30, 2015.

  Shareholders may, subject to and in accordance with our By-Laws, recommend director candidates for consideration by the Nominating and Governance Committee. The recommendation must be delivered to our Corporate Secretary, who will forward the recommendation to the Nominating and Governance Committee for consideration.

JLL	Proxy Statement	Page | 5

DIRECTORS AND CORPORATE OFFICERS

Biographical Information; Composition of the Board of Directors

We provide below biographical summaries for each of:

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Our eight current Non-Executive Directors;

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Our two current Directors who are also Corporate Officers;

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Our additional Corporate Officers.

Director Qualifications

In the case of each Director who is a nominee for election at the 2014 Annual Meeting, we also provide below under "Three Proposals To Be Voted Upon At The Annual Meeting—Proposal 1" a separate Qualifications Statement indicating those specific qualifications, attributes and skills that support his or her membership on our Board of Directors.

Current Board Composition and Nominees for Election

Our Board currently consists of the following ten members:

Hugo Bagué	Ming Lu	Shailesh Rao
Colin Dyer	Martin H. Nesbitt	David B. Rickard
Dame DeAnne Julius	Sheila A. Penrose	Roger T. Staubach
Kate S. Lavelle

All of the above Directors served for all of 2013 and through the date of this Proxy Statement, except that (1) Kate S. Lavelle has served since May 30, 2013, when she was elected at the 2013 Annual Meeting, and (2) Shailesh Rao has served since September 1, 2013, when he was elected by the Board of Directors.

Lauralee E. Martin served as a member of the Board of Directors until May 30, 2013. Ms. Martin elected not to stand for re-election in connection with her assuming the role, effective January 1, 2013, of the Chief Executive Officer of our Americas division.

Darryl Hartley-Leonard and Thomas C. Theobald, who had served as Non-Executive Directors for fifteen years, elected to retire from the Board effective May 30, 2013 and therefore did not stand for re-election at the 2013 Annual Meeting.

Changes During 2013 in Corporate Officer Positions

Ms. Martin resigned her position as CEO of our Americas division, effective October 3, 2013, in order to assume the role of Chief Executive Officer of HCP, Inc., a healthcare real estate investment trust. From October 3, 2013 to January 16, 2014, Colin Dyer, our Global Chief Executive Officer, also served as our Americas CEO on an interim basis. Gregory P. O'Brien was appointed to the position effective January 16, 2014. Mr. O'Brien had previously served as the Chief Executive Officer of the Markets Solutions business within our Americas division.

Christie B. Kelly was appointed our Global Chief Financial Officer effective July 1, 2013.

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 Current Non-Executive Directors

 Hugo Bagué  Mr. Bagué, 53, has been a Director of JLL since March 2011. He is a nominee standing for election to our Board at the 2014 Annual Meeting. Since 2007, Mr. Bagué has been a Group Executive for Rio Tinto Organisational Resources with overall responsibility currently for Human Resources, Health, Safety, Environment and Communities, Media Relations, Corporate Communications, Procurement, Information Systems and Technology, Shared Services, and Group Property. Headquartered in the United Kingdom, Rio Tinto plc is a leading international mining and metals group that employs 76,000 people worldwide in over forty countries. Mr. Bagué was previously the global vice president of Human Resources for the Technology Solutions Group of Hewlett Packard Corporation, based in Palo Alto, California. Prior to that he worked for Compaq Computer, Nortel Networks and Abbott Laboratories, based out of Switzerland, France and Germany, respectively. Mr. Bagué is a member of the Advisory Council of United Business Institutes in Brussels, Belgium. He received a degree in linguistics and post graduate qualifications in Human Resources and Marketing from the University of Ghent in Belgium.

 Dame DeAnne Julius  Dame DeAnne, 65, has been a Director of JLL since November 2008. She is a nominee standing for election to our Board at the 2014 Annual Meeting. Dame DeAnne was the Chairman of the Royal Institute of International Affairs, also known as Chatham House, from 2003 through 2012. Founded in 1920 and based in London, Chatham House is a world-leading source of independent analysis, informed debate and influential ideas on how to build a prosperous and secure world. From 1997 to 2001, Dame DeAnne served as a founding member of the Monetary Policy Committee of the Bank of England. Prior to that, she held a number of positions in the private sector, including Chief Economist at each of British Airways PLC and Royal Dutch Shell PLC, and was Chairman of the British Airways Pension Investment Management. She has also served as a senior economic advisor at the World Bank and a consultant to the International Monetary Fund. Dame DeAnne currently serves as an independent non-executive member of each of the board of directors at Roche Holding AG, a global healthcare and pharmaceutical firm, and the board of partners of Deloitte UK, a firm providing audit, consulting, financial advisory, risk management and tax services. She previously served as a non-executive member of the board of directors of BP PLC, one of the world's largest energy companies. Dame DeAnne has a B.S. in Economics from Iowa State University and a Ph.D. in Economics from the University of California. In January 2013, Dame DeAnne was knighted by The Queen of the United Kingdom for her services to international relations.

 Kate S. Lavelle  Ms. Lavelle, 48, has been a Director of JLL since May 2013. She is a nominee standing for election to our Board at the 2014 Annual Meeting. Ms. Lavelle served as the Executive Vice President and Chief Financial Officer of Dunkin' Brands, Inc. from December 2004 until July 2010. With over 16,000 locations in more than 50 countries, Dunkin' Brands is one of the world's leading franchisors of quick service restaurants. Ms. Lavelle served as Global Senior Vice President for Finance and Chief Accounting Officer of LSG Sky Chefs, a wholly owned subsidiary of Lufthansa Airlines providing airline catering on a global basis, from January 2003 until August 2004. Ms. Lavelle served in various other management positions for LSG Sky Chefs, from March 1998 until January 2003. She began her career at Arthur Andersen LLP where for more than 10 years she served as Senior Audit Manager in charge of administration of audits and other professional engagements. Since January 2012, she has served on the board of directors, and as a member of the audit committee, of Sonic Corp., the largest operator of drive-in restaurants in the United States. In January 2014, she was appointed Chairman of the Sonic Corp. audit committee. From 2005 until July 2007, Ms. Lavelle served as a member of the board of directors of Swift & Company, an American food processing company that was acquired in 2007. She has a B.S. in Management from Tulane University.

 Ming Lu  Mr. Lu, 55, has been a Director of JLL since May 2009. He is a nominee standing for election to our Board at the 2014 Annual Meeting. Mr. Lu joined KKR Asia Limited in 2006 and since 2007 he has been a Partner with KKR & Co., L.P., a leading global alternative asset manager sponsoring and managing funds that make investments in private equity, fixed income and other assets in North America, Europe, Asia and the Middle East. In connection with his KKR position, Mr. Lu is a member of the board of directors of each of MMI Group, a precision engineering company based in Singapore that provides components to the hard disc, oil and gas and aerospace industries, and Masan Consumer Corporation, a leading branded consumer goods company in Vietnam. Prior to joining KKR, Mr. Lu was a Partner at CCMP Capital Asia Pte Ltd (formerly JP Morgan Partners Asia Pte Ltd), a leading private equity fund focusing on investments in Asia, from 1999 to 2006. Before that, he held senior positions at Lucas Varity, a leading global automotive component supplier, Kraft Foods International, Inc. and CITIC, the largest direct investment firm in China. Mr. Lu received a B.A. in economics from Wuhan University of Hydro-Electrical Engineering in China and an M.B.A. from the University of Leuven in Belgium.

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 Martin H. Nesbitt  Mr. Nesbitt, 51, has been a Director of JLL since March 2011. He is a nominee standing for election to our Board at the 2014 Annual Meeting. In January 2013, Mr. Nesbitt became the Co-Chief Executive Officer of The Vistria Group, LLC, a private-equity investment firm. From 2004 until then Mr. Nesbitt had served as President and CEO of PRG Parking Management (known as The Parking Spot), a Chicago-based owner and operator of off-airport parking facilities that he conceived and co-founded in August 2004. Prior to launching The Parking Spot, he was an officer of the Pritzker Realty Group, L.P., the real estate group for Pritzker family interests. Before that, Mr. Nesbitt was a Vice President and Investment Manager at LaSalle Partners, one of the predecessor corporations to JLL. He is a member of the board of directors of Norfolk Southern Corporation, one of the premier rail transportation companies in the United States. Mr. Nesbitt is also a Trustee of Chicago's Museum of Contemporary Art and a member of The University of Chicago Laboratory School Board. He is the Treasurer for Organizing for America, the successor organization to Obama for America, a project of the Democratic National Committee, and is the former Chairman of the Board of the Chicago Housing Authority and a former member of Chicago 2016, the board that led Chicago's pursuit of the 2016 Olympics. He has previously been a member of the board of directors of the Pebblebrook Hotel Trust, a real estate investment trust. Mr. Nesbitt has an M.B.A. from the University of Chicago and both a Bachelors degree and an honorary doctorate degree from Albion College, Albion, Michigan.

 Sheila A. Penrose  Ms. Penrose, 68, has been a Director of JLL since May 2002 and has been the Chairman of the Board since January 1, 2005. She is a nominee standing for election to our Board at the 2014 Annual Meeting. Ms. Penrose served as an Executive Advisor to The Boston Consulting Group from January 2001 to December 2007. In September 2000, Ms. Penrose retired from Northern Trust Corporation, a bank holding company and a global provider of personal and institutional financial services, after more than 23 years of service. While at Northern Trust, Ms. Penrose served as President of Corporate and Institutional Services and as a member of the Management Committee. Ms. Penrose is a member of the board of directors of McDonald's Corporation, the world's leading foodservice retailer, and Datacard Group, a supplier of systems for card programs and identity solutions. Ms. Penrose previously served on the board of directors of eFunds Corporation, a provider of integrated information and payment solutions. Ms. Penrose received a Bachelors degree from the University of Birmingham in England and a Masters degree from the London School of Economics. She also attended the Executive Program of the Stanford Graduate School of Business. In 2010, Ms. Penrose was inducted into the Chicago Business Hall of Fame.

 Shailesh Rao  Mr. Rao, 42, has been a Director of JLL since September 2013. He is a nominee standing for election to our Board at the 2014 Annual Meeting. Mr. Rao is the Vice President for Asia Pacific, Latin America and Emerging Markets at Twitter, Inc., the global on-line social networking service. Before joining Twitter in April 2012, Mr. Rao served for seven years in a number of roles, including Managing Director for India, at Google Inc., the global technology company focused on search, operating systems and platforms. Mr. Rao earned the prestigious Google Founder's Award for his role in the development of Google Maps and Google Earth. He also played a leadership role in the growth of Google's YouTube business globally as Vice President for the YouTube and Display businesses across Asia Pacific. Mr. Rao has dual undergraduate degrees in Economics and History from the University of Pennsylvania and an M.B.A. from the Kellogg School of Management.

 David B. Rickard  Mr. Rickard, 67, has been a Director of JLL since July 2007. He is a nominee standing for election to our Board at the 2014 Annual Meeting. In December 2009, Mr. Rickard retired from his position as the Executive Vice President, Chief Financial Officer and Chief Administrative Officer of CVS Caremark Corporation, the leading provider of prescriptions and related healthcare services in the United States and the operator of over 6,000 CVS pharmacy stores. Prior to joining CVS Caremark in 1999, Mr. Rickard had been the Senior Vice President and Chief Financial Officer for RJR Nabisco Holdings Corporation. He is currently a member of the board of directors, and Chairman of the audit committee, of each of Harris Corporation, an international communications and information technology company, and Dollar General Corporation, one of America's largest retailers with over 10,000 stores. Mr. Rickard has a B.A. from Cornell University and an M.B.A. from Harvard Business School. In 2011, Mr. Rickard was inducted into the Financial Executives International CFO Hall of Fame.

JLL	Proxy Statement	Page | 8

 Current Directors Who Are Also Corporate Officers

 Colin Dyer  Mr. Dyer, 61, has been the President and Chief Executive Officer, and a Director, of JLL since August 2004. He is a nominee standing for election to our Board at the 2014 Annual Meeting. Mr. Dyer is currently the Chairman of our Global Executive Board. From September 2000 to August 2004, he was the founding Chief Executive Officer of the WorldWide Retail Exchange, an Internet-based business-to-business exchange whose members include more than 40 of the world's leading retailers and manufacturers. From 1996 until September 2000, Mr. Dyer was Chief Executive Officer of Courtaulds Textiles plc, an international clothing and fabric company, having served in various management positions with that firm since 1982. From 1978 until 1982, he was a client manager at McKinsey & Company, an international consulting firm. He also previously served on the board of directors, and was the chairman of the audit committee, of Northern Foods plc, a major food supplier to the British retail sector. Mr. Dyer holds a BSc degree from Imperial College in London and an M.B.A. from INSEAD in Fontainebleau, France.

 Roger T. Staubach  Mr. Staubach, 72, has been the Executive Chairman, Americas, and a Director, of JLL since July 2008. He is a nominee standing for election to our Board at the 2014 Annual Meeting. Mr. Staubach founded The Staubach Company in 1977 and served as its Chairman and Chief Executive Officer until June 2007, when he became its Executive Chairman. The Staubach Company merged with JLL in July 2008. A 1965 graduate of the United States Naval Academy with a B.S. degree in Engineering, Mr. Staubach served for four years as a Navy officer. He then joined the Dallas Cowboys professional football team as its Quarterback, from which he retired in March 1980. Mr. Staubach is a member of the board of directors of Cinemark Holdings, Inc., the third largest movie exhibitor in the United States, and CyrusOne Inc., a global data center services provider. Mr. Staubach was also the Chairman of the Host Committee for Super Bowl XLV, which was held in North Texas at the beginning of 2011. He has received numerous honors for his leadership in business, civic, philanthropic and athletic activities, including the 2006 Congressional Medal of Honor "Patriot Award," the Pro Football Hall of Fame, the Heisman Trophy and the 2007 Horatio Alger Award. He has also been inducted into the Texas Business Hall of Fame and named a "Distinguished Graduate" by the United States Naval Academy.

Additional Corporate Officers

 Charles J. Doyle  Dr. Doyle, 54, has been the Chief Marketing and Communications Officer of JLL since September 2007. From January 2005 until he joined JLL, he was the Global Head of Business Development and Marketing with Clifford Chance, an international law firm. From February 1997 to January 2005, he held a range of senior marketing and communications positions, the last of which was as the global marketing and communications director for the largest business division of Accenture, a business consulting, technology and outsourcing firm. He also previously held senior marketing and business development positions with British Telecom, a telecommunications firm, Fujitsu, a technology and information firm, and the UK's nuclear research agency (UKAEA). Dr. Doyle graduated from Glasgow University, where he also received a master's degree in History and English, and he has a doctorate in Modern History from Oxford University.

 Mark K. Engel  Mr. Engel, 41, has been the Global Controller of JLL since August 2008. From April 2007 to August 2008, he served as our Assistant Global Controller and from November 2004 through March 2007 he was our Director of External Financial Reporting. Prior to that, Mr. Engel served as Controller of the Principal Investments Management business of JPMorgan Chase & Co., Vice President of Accounting Policy at Bank One Corporation and also held various positions within the audit practice of Deloitte & Touche. Mr. Engel received a B.B.A. in Accountancy from the University of Notre Dame. He is a Certified Public Accountant (inactive).

 Alastair Hughes  Mr. Hughes, 48, has been Chief Executive Officer for our Asia Pacific business segment since January 2009. He is a member of our Global Executive Board. He was previously the Chief Executive Officer for our Europe, Middle East and Africa operating segment from November 2005. From 2000 to 2005, Mr. Hughes was the Managing Director of our English business. He joined Jones Lang Wootton, one of the predecessor entities to JLL, in September 1988 and held positions of increasing responsibilities within our Management Services, Fund Management and Capital Markets businesses. Mr. Hughes graduated in Economics from Heriot Watt University in Edinburgh and has a Diploma in Land Economy from Aberdeen University. He is also a member of the Royal Institute of Chartered Surveyors.

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 Jeff A. Jacobson  Mr. Jacobson, 52, has been Chief Executive Officer of LaSalle Investment Management, JLL's investment management business segment, since January 2007. He is a member of our Global Executive Board. From 2000 through 2006, he was Regional Chief Executive Officer of LaSalle Investment Management's European operations. From 1998 to 2000, Mr. Jacobson was a Managing Director of Security Capital Group Incorporated. During the period between 1986 and 1998, he served in positions of increasing responsibilities with LaSalle Partners, one of the predecessor corporations to JLL. Mr. Jacobson graduated from Stanford University, where he received an A.B. in Economics and an A.M. from its Food Research Institute.

 James S. Jasionowski  Mr. Jasionowski, 55, has been Executive Vice President, Chief Tax Officer of JLL since January 2007. He was Executive Vice President, Director of Tax, from April 2002 to December 2006. From October 2001 to March 2002, he served as Managing Director within the Structured Finance Group of General Electric Capital Corporation. He also served as Executive Vice President and Director of Tax of Heller Financial, Inc., a commercial finance company, from September 1997 through December 2001, and as Vice President and Tax Counsel of Heller Financial from May 1993 through August 1997. Prior to that, he held a variety of positions within the tax practice of KPMG from August 1985 through May 1993, ending as Senior Manager, Tax. He held a variety of positions with Jewel Companies, Inc., from June 1981 through July 1985. Mr. Jasionowski has a B.S. in Accountancy from Northern Illinois University, where he was also a University Scholar, and a J.D. from IIT Chicago Kent College of Law.

 David A. Johnson  Mr. Johnson, 51, has been Executive Vice President, Global Chief Information Officer of JLL since November 2004. He served as the Chief Information Officer for the Americas business segment of JLL from 1999 to 2004. He joined LaSalle Partners, the predecessor firm to JLL, as Head of Technology for the Management Services Group in September 1997. Prior to joining LaSalle Partners, Mr. Johnson served as a practice lead for the Real Estate Operations and Systems Group for PricewaterhouseCoopers in Chicago and New York from 1993 to 1997 and was Manager of Portfolio Performance and Head of Technology for Dreyfus Realty Advisors in New York City from 1990 to 1993. Before joining Dreyfus, he held a variety of positions in the commercial banking industry. Mr. Johnson received a Bachelor's degree in mathematics and economics from Ithaca College and an M.B.A. in Finance and Economics from Pace University.

 Christie B. Kelly  Ms. Kelly, 52, has been Executive Vice President and Chief Financial Officer of JLL since July 2013. She is a member of our Global Executive Board. Before joining JLL, since 2009 she served as the Chief Financial Officer of Duke Realty Corporation, a leading U.S. real estate investment trust (REIT) specializing in the ownership, management and development of bulk industrial facilities, medical office properties and suburban office buildings. Prior to joining Duke Realty, Ms. Kelly served as Senior Vice President of the Global Real Estate Group at Lehman Brothers, the investment banking firm, from 2007 to 2009. Before that, she was employed by General Electric Company from 1983 to 2007 and served in numerous finance and operational financial management positions in the United States, Europe and Asia that included responsibility for mergers and acquisitions, process improvements, internal audit and enterprise risk management. She is a member of the Board of Directors of each of Butler University Business School, National Bank of Indianapolis and Kite Realty. Ms. Kelly has a B.A. in Economics from Bucknell University. She has been recognized as one of the Women of Influence by the Indianapolis Business Journal.

 J. Corey Lewis  Mr. Lewis, 42, has been Director of Global Internal Audit of JLL since January 2010. He joined JLL in 1998 and held a number of accounting and finance roles, including Chief Administrative Officer and Director of Finance for the Tenant Representation group from January 2002 to March 2003, and subsequently as Chief Financial Officer of the Corporate Solutions group in the Americas from March 2003 to May 2006. Mr. Lewis also served as Senior Vice President of Corporate Capital Markets in the Americas region from May 2006 to December 2009. Prior to joining JLL, he began his career with Arthur Andersen and subsequently joined McDonald's Corporation, where he held several positions in accounting and finance. Mr. Lewis received an M.B.A. from the University of Chicago Booth School of Business and earned a B.S. in Accounting from Hampton University.

 Patricia Maxson  Dr. Maxson, 55, has been Executive Vice President, Chief Human Resources Officer of JLL since April 2012. From December 2007 until she joined JLL, she served as Vice President, Human Resources for Merck Research Labs at Merck & Co., Inc. From 1988 to 2007, Dr. Maxson held a variety of positions at Rohm and Haas Co., a specialty chemical company, initially as a chemist in the research organization and moving into human resources in 1999. Immediately prior to joining Merck, she served as the Rohm and Haas Human Resources Director for Europe. Dr. Maxson has a B.S. in Chemistry from Michigan State University, a Ph.D in Chemistry from the University of California, Berkeley, and an M.A. in Clinical Psychology from The Fielding Graduate Institute.

JLL	Proxy Statement	Page | 10

 Gregory P. O'Brien  Mr. O'Brien, 51, has been the Chief Executive Officer for our Americas business segment since January 2014. He is a member of our Global Executive Board. Mr. O'Brien was previously the Chief Executive Officer of our Americas Markets Solutions business and prior to that the Chief Executive Officer of our Americas Brokerage business. He was the Chief Executive Officer of The Staubach Company prior to its merger with JLL in 2008. Mr. O'Brien earned an M.B.A. from Harvard Business School after graduating from Tufts University with a B.S. in Electrical Engineering.

 Mark J. Ohringer  Mr. Ohringer, 55, has been Executive Vice President, Global General Counsel and Corporate Secretary of JLL since April 2003. From April 2002 through March 2003, he served as Senior Vice President, General Counsel and Secretary of Kemper Insurance Group, Inc., an insurance holding company. Prior to that, Mr. Ohringer served as General Counsel and Secretary of Heller Financial, Inc., a commercial finance company, from September 2000. He previously served as Chief Corporate Counsel and Deputy General Counsel of Heller Financial from March 1999 to September 2000, Associate General Counsel from March 1996 to March 1999, and Senior Counsel from December 1993 to February 1996. Prior to joining Heller Financial, Mr. Ohringer was a Partner at the law firm of Winston & Strawn LLP. In 2012, he was named by Corporate Board Member as one of America's Top General Counsel and in 2011 by the Ethisphere Institute as one of the world's "100 Most Influential People in Business Ethics." Mr. Ohringer has a B.A. in Economics from Yale University and a J.D. from Stanford Law School.

 Joseph J. Romenesko  Mr. Romenesko, 47, has been Executive Vice President, Treasurer of JLL since January 2008. He joined JLL in November 2000 in the firm's Treasury Department and served as Treasury Manager and Assistant Treasurer prior to becoming Treasurer. From 1992 to 2000, Mr. Romenesko held a variety of positions in the Controller's Department and Treasury Department of Household International. Prior to that, he was a senior consultant in the Tax and Special Services divisions of Arthur Andersen. Mr. Romenesko has a B.S. degree from the University of Denver and a Master of Management degree from the Kellogg Graduate School of Management, Northwestern University. He is a Certified Public Accountant.

 Christian Ulbrich  Mr. Ulbrich, 47, has been the Chief Executive Officer for our Europe, Middle East and Africa business segment since January 2009. He is a member of our Global Executive Board. From April 2005 through December 2008, he was the Managing Director of JLL's German business and member of the Board for our Europe, Middle East and Africa region. Prior to that, Mr. Ulbrich was the Chief Executive Officer of the HIH group of companies headquartered in Hamburg, Germany and part of M.M. Warburg Bank. For the ten years prior to that, he held various positions within German and international banks. Mr. Ulbrich has a Diplom Kaufmann degree in Business Administration from the University of Hamburg.

Section 16 Reporting Officers

Effective January 1, 2014, we have designated the following Corporate Officers as "Executive Officers" for purposes of reporting under Section 16 of the Exchange Act:

Charles J. Doyle	Jeff A. Jacobson	Gregory P. O'Brien
Colin Dyer	Christie B. Kelly	Mark J. Ohringer
Mark K. Engel	Patricia Maxson	Christian Ulbrich
Alastair Hughes

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Our policies and practices reflect corporate governance initiatives that we believe comply with:

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The listing requirements of the New York Stock Exchange (NYSE), on which our Common Stock is traded;

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The corporate governance requirements of the Sarbanes-Oxley Act of 2002, as currently in effect;

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SEC regulations; and

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The General Corporation Law of the State of Maryland, where JLL is incorporated.

We maintain a corporate governance section on our public website, www.jll.com, which includes key information about the corporate governance initiatives that are set forth in our:

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Articles of Incorporation;

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By-Laws;

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Corporate Governance Guidelines;

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Charters for each of the three standing Committees of our Board of Directors described below;

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Statement of Qualifications of Members of the Board of Directors; and

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Code of Business Ethics.

We will make any of this information available in print to any shareholder who requests it in writing from our Corporate Secretary at the address of our principal executive office set forth above.

The Board of Directors regularly reviews corporate governance developments and modifies our By-Laws, Guidelines and Committee Charters accordingly. Our Code of Business Ethics applies to all employees of the Company, including all of our executive officers, as well as to the members of our Board of Directors.

JLL is committed to the values of effective corporate governance and the highest ethical standards. We believe that these values will promote the best long-term performance and sustainability of the Company for the benefit of our shareholders, clients, staff and other constituencies. To this end, over the past years we have adopted the following significant corporate governance policies and practices:

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Annual elections of all Directors;

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Annual "say on pay" votes by shareholders with respect to executive compensation;

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Right of shareholders owning 30% of the outstanding shares of our Common Stock to call a special meeting of shareholders for any purpose;

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Majority voting in Director elections;

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Separation of the Chairman and CEO roles, with our Chairman serving as the Lead Independent Director;

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Required approval by the Nominating and Governance Committee of any related-party transactions;

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Executive session among the Non-Executive Directors at each in-person meeting;

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Director orientation and continuing education program; and

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Annual self-assessment by the Board and each of its Committees, and an annual assessment of the Board by senior management.

Information about the Board of Directors and Corporate Governance

The Board, whose members our shareholders elect annually, is the ultimate decision-making body of the Company except with respect to those matters reserved to the shareholders either by applicable law, our Articles of Incorporation or our By-Laws. The Board elects the Chairman of the Board, the Chief Executive Officer and certain other members of the senior management team. Senior management is responsible for conducting JLL's business under the oversight of the Board to enhance the long-term value of the Company for the benefit of its shareholders. The Board acts as an advisor and counselor to JLL's senior management and monitors the establishment of its corporate strategy and its performance relative to its strategic goals.

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 Director Independence

A majority of our Board consists of independent Directors. All of the members of the Audit, Compensation and Nominating and Governance Committees of our Board are independent Directors. For a Director to be considered independent, the Board must determine that the Director does not have any direct or indirect material relationship with the Company. The Board observes all criteria for independence and experience established by the NYSE (including Rule 303A in its Listed Company Manual) and by other governing laws and regulations.

The Board has determined that Hugo Bagué, Dame DeAnne Julius, Kate S. Lavelle, Ming Lu, Martin H. Nesbitt, Sheila A. Penrose, Shailesh Rao and David B. Rickard, all of whom are current members of our Board, are independent according to the criteria we describe above. These are the Directors we describe in this Proxy Statement as being Non-Executive Directors (meaning Directors we do not otherwise employ as Corporate Officers).

Review and Approval of Transactions with Interested Persons

We have adopted a conflicts of interest policy as part of JLL's Code of Business Ethics under which we expect all Directors, Corporate Officers and employees of the Company to make business decisions and take actions based upon JLL's best interests and not based upon personal relationships or benefits.

The Board regularly reviews any relationships that a Director may have with the Company (other than solely in his or her role as a member of the Board), including how any such relationships may impact his or her independence in the case of Non-Executive Directors.

Our Board has also recognized that some transactions, arrangements, and relationships present a heightened risk of an actual or perceived conflict of interest, and in those instances any waivers of our Code of Business Ethics require the approval of a majority of the Nominating and Governance Committee. This policy governs any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) (1) that involves a potential corporate opportunity or in which we were, are or will be a participant, (2) where the amount involved exceeds $120,000, and (3) in which any of the following persons had, has or will have a direct or indirect material interest:

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Our Directors, nominees for Director or Corporate Officers;

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Any beneficial owner of more than 5% of any class of our voting securities;

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Any immediate family member of any of the foregoing persons; and

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Any entity in which any of the foregoing persons has a substantial ownership interest or control of such entity.

Based on the above criteria, there were no reportable related party transactions with any of our Corporate Officers or Directors in 2013 other than what is described under "Certain Relationships and Related Transactions" with respect to Mr. Staubach, a member of Company management who is therefore not an independent Director.

Non-Executive Chairman of the Board; Lead Independent Director

Since January 1, 2005, Ms. Penrose, a Non-Executive Director, has held the role of the Chairman of the Board. The Board has determined that Ms. Penrose will also serve as the Lead Independent Director of the Board for purposes of the NYSE's corporate governance rules.

In her role as Chairman of the Board, Ms. Penrose's duties include the following:

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Chair Board meetings and encourage constructive engagement and open communications;

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Preside over regularly scheduled executive sessions of our Non-Executive Directors;

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Coordinate the activities of, and facilitate communications among, our Non-Executive Directors;

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Chair our annual shareholders' meetings;

•
Establish each Board meeting agenda, consulting with the Chief Executive Officer and General Counsel, and ensure that the agenda and materials are complete, timely and address the key priorities of the Company and its Board;

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•
Represent the Company with clients and shareholders as required;

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Act as a mentor and confidant to the Chief Executive Officer in support of his successful performance, attend internal Company meetings as required and encourage direct communications between the Chief Executive Officer and individual members of the Board; and

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Maintain regular and open dialogue with Board members between meetings.

The Board considers the election of a Chairman annually, immediately following each Annual Meeting of Shareholders. In May 2013, the Board extended the term of Ms. Penrose's appointment to the date of the 2014 Annual Meeting of Shareholders, at which time the Board will re-evaluate whether to further extend her appointment.

The Board has determined that each person who serves as Chairman of the Board from time to time, if that person is independent, will automatically also serve as a member of each of the Board's Committees, although not necessarily as its Chairman.

Our leadership structure separates our Chief Executive Officer and Chairman of the Board positions and makes the latter our Lead Independent Director. We believe this approach, which corporate governance experts generally view as the best practice, is useful and appropriate for a complex and global organization such as ours.

Director Orientation and Continuing Education

We provide Directors who join our Board with an initial orientation about the Company, including our business operations, strategy, policies, code of ethics, sustainability, integrated reporting and governance. We then provide all of our Directors with resources and on-going education opportunities to assist them in staying current about developments in corporate governance and critical issues relating to the operation of public company boards and their committees. We actively participate in various professional organizations, such as Corporate Board Member and the Business Ethics Leadership Alliance, that provide training opportunities and information about best practices in corporate governance and business ethics. Our Board also visits Company offices in different cities as part of its regularly scheduled Board meetings, and typically this includes sessions with management, staff and clients.

Annual Board Self-Assessments and Senior Management Assessments

Our Board annually conducts a written self-evaluation (with anonymous responses permitted) to determine whether it and its Committees are functioning effectively and how they might enhance their effectiveness. As part of this process, (1) our Chairman of the Board also engages in individual discussions with each Board member about his or her views and (2) the Chairman of our Compensation Committee solicits input from the Board members about the leadership by the Chairman of the Board. Additionally, our Board solicits input (also on an anonymous basis) from the members of senior management who regularly interact with the Board in order to determine management's view about how effectively the Board interacts with the Company and oversees its strategies and execution. The Board members review and discuss the responses to both of these surveys, and the Chairman provides senior management with responsive feedback.

Policy on Trading Stock; Policy Against Pledging or Hedging Stock

We have a policy that all Directors, the Corporate Officers listed in this Proxy Statement and certain other designated individuals (1) must pre-clear all trades in Company stock with our General Counsel or Deputy General Counsel and (2) may not trade during designated "blackout periods" except under approved SEC Rule 10b5-1 trading plans.

We also generally prohibit Directors and Corporate Officers from engaging in hedging or pledging transactions involving our stock.

Board Meetings During 2013

The full Board of Directors held four in-person meetings and two telephonic meeting during 2013. Each Director who held such position during 2013 attended, in aggregate, at least 75% of all meetings (including teleconferences) of the Board and of any Committee on which such Director served. Our Non-Executive Directors meet in executive session without management participation during every in-person Board meeting.

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 Standing Board Committees

Our Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Governance Committee. The following table identifies:

•
The current members of each of the Committees, all of whom are independent Non-Executive Directors;

•
The Director who currently serves as the Chairman of each Committee; and

•
The number of meetings each Committee held during 2013.

Director Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Hugo Bagué	—	x	x
Dame DeAnne Julius	x	x	x
Kate S. Lavelle	x	—	x
Ming Lu	—	Chairman	x
Martin H. Nesbitt	x	—	x
Sheila A. Penrose	x	x	Chairman
Shailesh Rao	—	x	x
David B. Rickard	Chairman	—	x
Number of Meetings During 2013 (Including teleconferences):	10	5	4

In order to get the benefit of their additional perspectives, we invite Non-Executive Directors who are not members of a given Committee to attend all meetings of each Committee, although they are not obligated to do so. We also provide them access to all Committee materials for their information.

The Audit Committee

Messrs. Rickard (Chairman) and Nesbitt, Dame DeAnne Julius and Ms. Penrose served as members of our Audit Committee during the entire year of 2013. Ms. Lavelle served as a member of the Committee from the date of her election to the Board on May 30, 2013 and for the remainder of the year.

Under the terms of its Charter, the Audit Committee acts on behalf of the Board to monitor (1) the integrity of the Company's financial statements, (2) the qualifications and independence of the Company's independent registered public accounting firm, (3) the performance of the Company's internal audit function and of its independent registered public accounting firm and (4) compliance by the Company with certain legal and regulatory requirements. In fulfilling its responsibilities, the Audit Committee has the full authority of the Board to, among other things:

•
Appoint or replace the independent registered public accounting firm, which reports directly to the Audit Committee;

•
Maintain oversight of the Company's internal audit function and appoint or replace the Company's senior internal auditing executive, who reports directly to the Audit Committee;

•
Pre-approve all auditing services and permitted non-audit services to be performed for the Company by its independent registered public accounting firm;

•
Review with management and the independent registered public accounting firm the Company's quarterly financial statements, including disclosures made in management's discussion and analysis, prior to the filing of the Company's Quarterly Reports on Form 10-Q;

•
Review with management and the independent registered public accounting firm the Company's annual audited financial statements, including disclosures made in management's discussion and analysis, prior to the filing of the Company's Annual Report on Form 10-K;

•
Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies;

•
Discuss with management and the independent registered public accounting firm the Company's internal controls, disclosure controls and procedures and any major issues as to the adequacy of those controls and procedures and any special steps adopted in light of any material control deficiencies;

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•
Establish procedures for the treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•
Discuss with management and advise the Board with respect to the Company's policies and procedures regarding compliance with laws and regulations and with the Company's Code of Business Ethics.

See also the report of the Audit Committee set forth in the section headed "Audit Committee Report."

Our Board has determined that each of the members of our Audit Committee is "financially literate" and that at least one of the members has "accounting or related financial management expertise," in each case as required by the NYSE. Our Board has also determined that at least one of the members of the Committee, Mr. Rickard, its Chairman, qualifies as an "audit committee financial expert" for purposes of the applicable SEC rule.

The Compensation Committee

Messrs. Bagué and Lu (Chairman), Dame DeAnne Julius and Ms. Penrose served as members of the Compensation Committee during the entire year of 2013. Mr. Rao served as a member of the Committee from the date of his election to the Board on September 1, 2013 and for the remainder of the year.

Under the terms of its Charter, the Compensation Committee acts on behalf of the Board to formulate, evaluate and approve the compensation of the Company's executive officers and to oversee all compensation programs involving the use of the Company's Common Stock. In fulfilling its responsibilities, the Compensation Committee has the full authority of the Board to, among other things:

•
Annually review and approve corporate objectives relevant to the compensation of the Company's Chief Executive Officer, evaluate the Chief Executive Officer's performance in light of those goals and objectives and determine and certify his or her compensation levels based on such evaluation;

•
Annually review and approve the corporate objectives of the other executive officers of the Company who serve on its Global Executive Board, which is the most senior internal management committee including our Chief Executive Officer, Chief Financial Officer and the leaders of our four principal business segments, certify performance against those goals and approve the compensation of such other executive officers;

•
Review and approve any employment contracts, deferred compensation plans, severance arrangements and other agreements (including any change in control provisions that are included) for officers of the Company who serve on its Global Executive Board and the overall programs under which any such arrangements may be offered to other employees of the Company;

•
Retain or terminate, as needed, and approve the fees and other retention terms for, compensation and benefits consultants and other outside consultants or advisors to provide advice to the Committee;

•
Discuss the results of the shareholder advisory vote on the compensation paid to our named executive officers;

•
Effectively align compensation opportunities with prudent risk taking and, where required, submit equity and other compensation matters to the Company's shareholders for their approval;

•
Together with the Audit Committee, the Company's Chief Financial Officer, Chief Human Resources Officer and, as appropriate, the other senior officers engaged in enterprise risk management, review the Company's incentive compensation arrangements, considering the Company's business objectives and an intention to promote appropriate practices and discourage excessive risk-taking. In support of the annual proxy disclosure, the Committee will review whether the Company's compensation policies and practices for its employees are reasonably likely to have a material adverse effect on the Company. The Committee will oversee preparation of any disclosure in respect of such risks required to be included in the Company's annual proxy statement;

•
Review and recommend to the Board for approval the frequency with which the Company will conduct Shareholder Say on Pay Votes under the Dodd-Frank Act, taking into account the results of the most recent shareholder advisory vote on frequency of Say on Pay Votes required by Section 14A of the Exchange Act, and review and approve the proposals regarding the Say on Pay Vote and the frequency of the Say on Pay Vote to be included in the Company's proxy statement;

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•
Adopt policies regarding the adjustment or recovery of incentive awards or payments if the relevant Company performance measures upon which such incentive awards or payments were based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment; and

•
Adopt policies regarding the ability of any employee or Board member, or any designee of such employee or Board member, to purchase financial instruments that are designed to hedge or offset any decrease in the market value of equity securities (i) granted to the employee or Board member by the Company as part of the compensation of the employee or Board member, or (ii) held, directly or indirectly, by the employee or Board member.

See also the report of the Compensation Committee set forth in the section headed "Compensation Committee Report."

Compensation Committee Interlocks and Insider Participation.    There are no Compensation Committee interlocks or insider participation on the Compensation Committee. Certain executive officers attend meetings of the Compensation Committee in order to present information and answer questions of the members of the Compensation Committee.

Relationship Between Compensation Design and Risk-Taking.    We periodically consider whether our compensation policies may be reasonably expected to create incentives for our people to take risks that are likely to have a material adverse effect on either our short-term or longer-term financial results or operations. We continue to believe that they do not. We also have not identified historical situations where we believe that our compensation practices drove behaviors or actions that resulted in material adverse effects on our business or prospects.

Broadly speaking, we take two different approaches to compensating our people within the three regions that provide Real Estate Services:

•
For predominantly revenue producing positions (such as brokers), we provide minimal base salaries and then commissions or shares in annual incentive pools that directly relate to financial production results according to individual transactions; and

•
For positions that are oriented more toward longer-term client relationship businesses (such as in our corporate outsourcing businesses) or that are either player-coach positions (such as positions leading business units, markets or teams) or internal staff positions (such as in marketing or human resources), we provide base salaries and then shares in annual incentive pools that are determined from different combinations of overall corporate or business unit financial results, achievement of key performance indicators on individual client accounts, client survey results and achievement of individual performance goals.

In our LaSalle Investment Management business, we use base salaries and annual incentive pools that relate to overall global performance of the business as well as the achievement of individual objectives relating to specific performance of investments, fund raising and other metrics and activities that support the success of the business. The long-term incentive plan for the senior leadership of the business relates primarily to the strength of cash-flow annuity income rather than incentive fees. Since incentive fees relate to the performance over longer periods of time of investments made for clients, they provide by themselves significant inherent alignment with client interests.

We believe these different approaches are appropriate to their respective circumstances and that they align well with both near-term and longer-term shareholder interests. Straight commissions are restricted to transactions that are completed and therefore do not have significant future risks of negative returns to the firm. Annual incentive pools and longer-term compensation are generally related to the satisfaction of clients and performance of the related business over time, and will be adversely impacted in the event of negative client experiences or relationships or losses to the business relating to unsuccessful strategy or execution.

In the case of our most highly-compensated Executive Officers, we discuss design and risk issues in more detail below as part of our Compensation Discussion and Analysis.

Where we use them, our restricted stock programs have fairly significant vesting periods of up to five years, and therefore are designed to promote behaviors that are in the longer-term interests of our shareholders and stock price. We have also begun to require that certain restricted stock awards to our most highly compensated Executive Officers be retained for another twelve months even after they have fully vested.

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 The Nominating and Governance Committee

Ms. Penrose (Chairman), Dame DeAnne Julius and Messrs. Bagué, Lu, Nesbitt and Rickard served as members of the Nominating and Governance Committee during the entire year of 2013. Ms. Lavelle served as a member of the Committee from the date of her election to the Board on May 30, 2013 and for the remainder of the year. Mr. Rao served as a member of the Committee from the date of his election to the Board on September 1, 2013 and for the remainder of the year.

Under the terms of its Charter, the Nominating and Governance Committee acts on behalf of the Board to (1) identify and recommend to the Board qualified candidates for Director nominees for each Annual Meeting of Shareholders and to fill vacancies on the Board occurring between such Annual Meetings, (2) recommend to the Board nominees for Directors to serve on each Committee of the Board, (3) develop and recommend to the Board the Corporate Governance Guidelines and (4) lead the Board in its annual review of the Board's performance. In fulfilling its duties, the Nominating and Governance Committee has the full authority of the Board to, among other things:

•
Adopt and periodically review the criteria for the selection of Directors and members of Board Committees and, when necessary, conduct searches for and otherwise assist in attracting highly qualified candidates to serve on the Board, including candidates recommended by shareholders;

•
Review the qualifications of new candidates for Board membership and the performance of incumbent Directors;

•
Periodically review the compensation paid to Non-Executive Directors for their services as members of the Board and its Committees and make recommendations to the Board for any appropriate adjustments;

•
Periodically review and bring to the attention of the Board current and emerging trends in corporate governance issues and how they may affect the business operations of the Company;

•
Periodically review the structure, size, composition and operation of the Board and each Committee of the Board and recommend Committee assignments to the Board, including rotation, re-assignment or removal of any Committee member; and

•
Oversee and periodically review the orientation program for new Directors and continuing education programs for existing Directors.

The Board's Role in Enterprise Risk Oversight

Successful management of any organization's enterprise risks is critical to its long-term sustainability. The Board and its Committees take active roles in overseeing management's identification and mitigation of the Company's enterprise risks. The Audit Committee focuses on the process by which management continuously identifies its enterprise risks and monitors the mitigation efforts that have been established. The Board focuses on substantive aspects of management's evaluation of the Company's enterprise risks and the efforts it is taking to avoid and mitigate them. Each of the Compensation Committee and the Nominating and Governance Committee also monitors and discusses with management those risks that are inherent in the matters that are within each such Committee's purview.

As a standing agenda item for its quarterly meetings, the Audit Committee discusses with management the process that has been followed in order to establish an enterprise risk management report. This report reflects (1) the then current most significant enterprise risks that management believes the Company is facing, (2) the efforts management is taking to avoid or mitigate the identified risks and (3) how the Company's internal audit function proposes to align its activities with the identified risks. The management representatives who regularly attend the Audit Committee meetings and participate in the preparation of the report and the discussion include our (1) Chief Financial Officer, (2) General Counsel and (3) Director of Internal Audit, each of whom is also a liaison to our Global Operating Board, which is the internal management group that is responsible for overseeing our enterprise risk management process. At the Audit Committee meetings, the Director of Internal Audit reviews with the Committee how the report has informed the decisions about what aspects of the Company that Internal Audit will review as part of its regular audit procedures, as well as how various programmatic activities by Internal Audit have been influenced by the conclusions drawn in the report.

The enterprise risk management report is provided to the full Board as a regular part of the materials for its quarterly meetings. At those meetings, the Board asks questions of management about the conclusions drawn in the enterprise risk

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management report and makes substantive comments and suggestions. Additionally, during the course of each year, the Audit Committee (or sometimes the full Board) meets directly on one or multiple occasions with the senior-most leaders of our critical corporate functions, including Finance, Accounting, Information Technology, Human Resources, Tax, Legal and Compliance, Professional Standards, Sustainability and Insurance, to consider, among other topics, the enterprise risks those internal organizations face and how they are managing and addressing them. At each Board meeting, the Chairman of our Audit Committee reports to the full Board on the activities of the Audit Committee, including with respect to its oversight of the enterprise risk management process.

As a regular part of its establishment of executive compensation, the Compensation Committee considers how the structuring of our compensation programs will affect risk-taking and the extent to which they will drive alignment with the long-term success of the enterprise and the interests of our shareholders. The Compensation Committee comments on this aspect of our compensation program in the "Compensation Discussion and Analysis" that is a part of this Proxy Statement.

In the normal course of its activities, our Nominating and Governance Committee reviews emerging best practices in corporate governance and stays abreast of changes in laws and regulations that affect the way we conduct our corporate governance, which represents another important aspect of overall enterprise risk management.

Moreover, as part of its consideration of our Annual Report to Shareholders, our Board reviews and comments on our Risk Factors section, which is another way in which it participates in the consideration of the significant enterprise risks the Company faces and how the Company attempts to manage them in an appropriate way.

Nominations Process for Directors

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee employs a variety of methods to identify and evaluate nominees for Director. The Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Committee would consider various potential candidates for Director. Candidates may come to the attention of the Committee through then current Board members, Company executives, shareholders, professional search firms or other persons. The Committee would evaluate candidates at regular or special meetings and may consider candidates at any point during the year depending upon the circumstances. As described below, the Committee would consider properly submitted shareholder nominations of candidates for election to the Board at an Annual Meeting. Following verification of the shareholder status of the persons proposing candidates, the Committee would aggregate and consider recommendations at a regularly scheduled meeting, which would generally be the first or second meeting prior to the issuance of a proxy statement for the subsequent Annual Meeting. If a shareholder provides any materials in connection with the nomination of a Director candidate, the materials would be forwarded to the Committee. The Committee would also review materials that professional search firms or other parties provide in connection with a nominee who is not proposed by a shareholder. If the Committee nominated a candidate proposed by a professional search firm, the Committee would expect to compensate such firm for its services, but the Board would not pay any compensation for suggestions of candidates from any other source.

Director Qualifications; Diversity Considerations

Our Board has adopted a Statement of Qualifications of Members of the Board of Directors, which is available on our website and contains the membership characteristics that apply to nominees to be recommended by the Nominating and Governance Committee. According to these characteristics, the Board should be composed of individuals who have demonstrated notable or significant achievements in business, education or public service. In addition, the members of the Board should possess the acumen, education and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to the deliberations of the Board. Importantly, the members of the Board must have the highest ethical standards, a strong sense of professionalism and a dedication to serving the interests of all the shareholders, and they must be able to make themselves readily available to the Board in the fulfillment of their duties. All members of the Board must also satisfy all additional characteristics for Board membership that may be set forth in the Company's Corporate Governance Guidelines. These characteristics set forth the

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particular attributes that the Committee considers when evaluating a candidate's management and leadership experience, the skills and diversity that a candidate would contribute to the Board and the candidate's integrity and professionalism.

For a number of years, our Nominating and Governance Committee has maintained an internal list of the more specific experiences and attributes that it seeks to have cumulatively reflected on the Board. While we do not expect each Director to necessarily contribute all of the desired criteria, we do seek to have the criteria represented on the Board as deeply as possible in their totality. Accordingly, when we are searching for a new Director, we seek to fill any relative gaps in the overall criteria that we may have identified at the time. The desired Board composition criteria that the Committee has identified include, among others:

•
International business experience;

•
Professional services experience, including with respect to culture, talent development and compensation matters;

•
Operating experience with a business for which commercial real estate is a significant part of the business model;

•
Operating experience with asset management;

•
Financial or accounting expertise;

•
Expertise in the applications of new and emerging technologies, including social media, to an operating business;

•
Gender, ethnic and/or racial diversity;

•
A current operating role or other current directorships that will promote continuing business acumen; and

•
Experience reviewing, approving and/or managing corporate transactions, including mergers and acquisitions and financings.

In terms of the Committee's goal to have a diverse Board, the Committee believes that diversity of background and perspective, combined with relevant professional experience, benefits the Company and its shareholders. The Committee believes that the overall composition of the current Board reflects the desired criteria we describe above as well as a significant level of diversity from a number of different and important perspectives.

Shareholder Nominees

The Nominating and Governance Committee will consider properly submitted nominations of candidates for membership on the Board as described above. Any shareholder nominations proposed for consideration by the Committee should include the nominee's name and qualifications for Board membership and evidence of the consent of the proposed nominee to serve as a Director if elected. Nominations should be addressed to our Corporate Secretary at the address of our principal executive office set forth above. Shareholder nominations for individuals to be considered by the Nominating and Governance Committee as a director nominee for election at the 2015 Annual Meeting should be delivered to the Corporate Secretary at our principal executive office by no later than December 19, 2014.

Majority Voting for Directors

Our By-Laws provide that, except with respect to vacancies, each Director shall be elected by a vote of the majority of the votes cast with respect to the Director at any meeting for the election of Directors at which a quorum is present. If, however, at least fourteen days before the date we file our definitive Proxy Statement with the SEC, the number of nominees exceeds the number of Directors to be elected (a Contested Election), the Directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of Directors. A majority of the votes cast means that the number of shares voted "for" a Director must exceed the number of votes cast "against" that Director (with abstentions and broker non-votes not counted as a vote cast either "for" or "against" that Director's election).

In the event an incumbent Director fails to receive a majority of the votes cast in an election that is not a Contested Election, such incumbent Director must promptly tender his or her resignation to the Board. The Nominating and Governance Committee of the Board (or another Committee designated by the Board under the By-Laws) must make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent Director, or whether other action should be taken. The Board must act on the resignation, taking into account the Committee's recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the SEC) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision, within 90 days following certification of the election results. The Committee in making its recommendations, and the Board in making its decision, may each consider any

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factors or other information that it considers appropriate and relevant. The Director who tenders his or her resignation will not participate in the recommendation of the Committee or the decision of the Board with respect to his or her resignation. If such incumbent Director's resignation is not accepted by the Board, the Director will continue to serve until the next Annual Meeting and until his or her successor is duly elected, or his or her earlier resignation or removal.

If an incumbent Director's resignation is accepted by the Board, or if a non-incumbent nominee for Director is not elected, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

Calling for Special Shareholders' Meetings

Our Articles of Incorporation and our By-Laws provide that special meetings of our shareholders, for any purpose or purposes, may be called by any of (1) the Chairman of the Board of Directors, (2) the President, (3) the Board of Directors or (4) the Corporate Secretary at the request in writing of shareholders owning at least thirty percent (30%) of the capital stock of the Company that are issued and outstanding and entitled to vote at the meeting.

Non-Executive Director Compensation

Under its Charter, our Nominating and Governance Committee is responsible for determining and recommending to the Board the overall compensation program for our Non-Executive Directors.

We use a combination of cash and stock-based compensation for the members of our Board. The Committee seeks to provide compensation to our Non-Executive Directors that is:

•
Sufficient to attract and retain the highest caliber individuals who meet the established criteria for Board membership;

•
Reflective of the demands placed on Board and Committee membership by a complex and geographically dispersed, global organization operating in highly competitive and dynamic markets; and

•
Commensurate with the compensation paid to directors at other firms under broadly similar circumstances.

Annually, the Committee gathers data from various studies that are published by independent non-profit organizations (for example, the National Association of Corporate Directors) and compensation consulting firms (for example, Towers Watson and Frederic W. Cook & Co., Inc.). For comparison purposes, the Committee then uses the studies and data that appear to be most relevant and most closely aligned with the Company's own circumstances. The Committee seeks information regarding:

•
Board retainers;

•
Cash versus equity compensation;

•
Compensation for serving on committees and for chairing committees; and

•
Equity ownership guidelines and compensation for non-executive chairmen.

Based upon an internal guideline, the Committee then seeks to make any adjustment to the overall compensation program deemed necessary to satisfy the above criteria approximately every other year. In order to determine the compensation of our Chairman of the Board, our Committee meets in executive session, led by the Chairman of our Compensation Committee, without our Chairman of the Board being present.

We have established a "stewardship" approach to the compensation of our Non-Executive Directors whereby we do not pay individual meeting fees. Accordingly, each Non-Executive Director receives:

•
An annual cash retainer of $70,000, paid quarterly; and

•
An annual grant of restricted stock units in an amount equal to $120,000, with the number of restricted stock units based on the closing price of our Common Stock on the grant date, which is the day after the Annual Meeting. Subject to continued service on the Board, half of the restricted stock units vest on the 18 month anniversary of the date of grant and the other half vest on the third anniversary.

In addition to the above amounts:

•
The Chairman of the Audit Committee receives an annual retainer of $25,000;

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•
The Chairman of the Compensation Committee receives an annual retainer of $25,000;

•
The Chairman of the Nominating and Governance Committee receives an annual retainer of $10,000;

•
Each member of the Audit Committee (other than the Chairman) receives an annual retainer of $5,000;

•
Each member of the Compensation Committee (other than the Chairman) receives an annual retainer of $5,000; and

•
Each member of the Nominating and Governance Committee (other than the Chairman) receives an annual retainer of $2,500.

The Nominating and Governance Committee has determined that there will be no increases to the compensation of our Non-Executive Directors during the remainder of 2014.

Restricted stock unit awards continue to vest according to their original schedules in the event of the death or disability of a Non-Executive Director. They become fully vested if the Non-Executive Director retires, is not re-nominated or is not re-elected by the shareholders. If a Non-Executive Director resigns or is terminated for cause, he or she forfeits all remaining unvested awards.

JLL reimburses all Directors for reasonable travel, lodging and related expenses incurred in attending meetings.

We do not pay any Directors' fees to Directors who are also officers or employees of JLL (currently Colin Dyer and Roger T. Staubach). We do not provide perquisites to our Non-Executive Directors.

We permit Non-Executive Directors to elect to receive and defer shares of our Common Stock in lieu of any or all of their cash retainers, on a quarterly basis, based on the closing price of our Common Stock on the last trading day of each immediately preceding quarter.

We also permit our Non-Executive Directors who are subject to United States income tax to participate in the Deferred Compensation Plan that we have established for certain employees in the United States. The Plan is a non-qualified deferred compensation program under which the eligible members of our Board may voluntarily elect to defer up to 100% of their cash retainers and/or restricted stock grants upon vesting. Elections are made on an annual basis and in compliance with Section 409A of the United States Internal Revenue Code. Each of Ms. Penrose and Mr. Rickard has previously elected to defer certain portions of his or her Director's compensation into the Plan.

The amounts of any compensation deferred under the Plan remain an asset of the Company and constitute an unsecured obligation of the Company to pay the participants in the future. As such, they are subject to the claims of other creditors in the event of the Company's insolvency. Gains and losses on deferred amounts are credited based on the performance of (1) a hypothetical investment in a variety of mutual fund investment choices selected by the participants or (2) the Company's stock price in the event of a deferral of restricted stock grants upon vesting. A participant's account may or may not appreciate depending upon the performance of the hypothetical investment selections the participants make and/or the performance of the Company's stock price. Participants must elect certain future distribution dates on which all or a portion of their accounts will be paid to them in cash, including in the case of a change in control of the Company. The Company does not make any contributions to the Plan beyond the amounts of compensation that participants themselves elect to defer.

Compensation for Our Chairman of the Board

As a Non-Executive Director who was elected to the position of Chairman of the Board effective January 1, 2005, Ms. Penrose receives an annual retainer in addition to the foregoing amounts in consideration of undertaking the responsibilities and time commitments associated with that position as the Board has established it. The Chairman's annual retainer for 2014 is $140,000 in cash, payable quarterly.

Ms. Penrose is permitted to apply her Chairman's retainer to the programs described above with respect to electing to receive shares in lieu of cash or to deferring amounts under the U.S. Deferred Compensation Plan.

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 Non-Executive Director Compensation for 2013

The following table provides information about the compensation we paid to our current Non-Executive Directors in respect of their services during 2013:

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation (3)	Total
Hugo Bagué	$0	$197,500	—	—	—	$2,781	$200,281
Dame DeAnne Julius	$82,500	$120,000	—	—	—	$3,661	$206,161
Kate S. Lavelle	$48,333	$120,000	—	—	—	$288	$168,621
Ming Lu	$97,500	$120,000	—	—	—	$3,897	$221,397
Martin H. Nesbitt	$77,500	$120,000	—	—	—	$1,649	$199,149
Sheila A. Penrose	$230,000	$120,000	—	—	—	$13,440	$363,440
Shailesh Rao	$28,958	$90,000	—	—	—	$241	$119,199
David B. Rickard	$0	$217,500	—	—	—	$7,993	$225,493

(1) The amounts in this column reflect the aggregate cash fees that each Director earned during 2013 in respect of his or her retainer for Board membership and all Chairman and Committee retainers to the extent applicable. We do not pay fees for attendance at individual meetings. If a Director elected to receive a portion of his or her cash payments in deferred shares instead, those amounts are reflected under the "Stock Awards" column. Due to payment cycles, meeting fees earned at the end of a year may not be paid until the following year. Amounts for Ms. Lavelle and Mr. Rao were pro-rated based on the respective dates during 2013 when their Board service began.

(2) The stock awards in this column reflect (i) the annual retainer of $120,000 in restricted stock units we granted to each Director and (ii) the election of any Director to receive all or a portion of his or her cash retainers in deferred shares instead, as we describe above. The amount shown for Mr. Rao was pro-rated based on the date during 2013 when his Board service began.

The amounts we report in this column reflect the grant date fair values of the stock awards we made to our Non-Executive Directors during 2013.

(3) In each of June and December of 2013, at the same time that the Company paid semi-annual cash dividends of $0.22 per share of its outstanding common stock, the Company also paid dividend equivalents of the same amounts on each outstanding restricted stock unit. The amounts shown in this column reflect the dividend equivalents that we paid on restricted stock units held by each of the Directors. The amounts also include dividends paid on shares that the Directors had received and deferred in lieu of cash, as we describe above, all of which dividends were reinvested in additional deferred shares.

We do not provide perquisites to our Non-Executive Directors.

Non-Executive Director Stock Ownership

Non-Executive Directors are subject to a stock ownership guideline whereby we expect that, at a minimum, by the third anniversary of his or her first election to the Board, each Director shall have acquired, and for as long as he or she remains a member of the Board will maintain ownership of, at least the lesser of (1) 5,000 shares of the Company's Common Stock or (2) shares of the Company's Common Stock worth $300,000 based on the then most recent closing price thereof. All shares of unvested restricted stock that have been granted to a Director, or which a Director has elected to take in lieu of cash compensation or has deferred under any deferred compensation plan, count toward each of the indicated minimum number of shares and dollar value. Each of our Non-Executive Directors currently exceeds the minimum stock ownership guideline.

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As of March 17, 2014, when the price per share of our Common Stock at the close of trading on the NYSE was $119.89, our Non-Executive Directors had the following ownership interests in shares of our Common Stock:

Name	Shares Directly Owned (#) (2)	Restricted Stock Units (#)	Stock Options (#)	Total (#)	Value at 3/17/14
Hugo Bagué	4,027	3,530	0	7,557	$906,009
Dame DeAnne Julius	3,354	6,441	0	9,795	$1,174,323
Kate S. Lavelle (1)	0	1,307	0	1,307	$156,696
Ming Lu	928	8,639	0	9,567	$1,146,988
Martin H. Nesbitt	1,248	3,530	0	4,778	$572,834
Sheila A. Penrose	51,479	6,441	0	57,920	$6,944,029
Shailesh Rao (1)	0	1,096	0	1,096	$131,399
David B. Rickard	13,762	6,441	0	20,203	$2,422,138

(1) Neither of Ms. Lavelle nor Mr. Rao has yet reached the third anniversary of her or his respective first election to the Board.

(2) Includes shares the Director has elected to take in lieu of cash and receipt of which has been deferred.

Attendance by Members of the Board of Directors at the Annual Meeting of Shareholders

We strongly encourage each member of our Board of Directors to attend each Annual Meeting of Shareholders. All of the members of our Board of Directors at the time were present at our previous Annual Meeting of Shareholders held on May 30, 2013.

Communicating with Our Board of Directors

Shareholders and interested parties may communicate directly with our Board of Directors. If you wish to do so, please send an e-mail to boardofdirectors@am.jll.com, which our Corporate Secretary will forward to all Directors. If you wish to communicate only with our Non-Executive Directors, or specifically with any Director individually (including our Chairman of the Board, who serves as the Lead Independent Director, or the Chairman of any of our Committees), please so note in your e-mail. Alternatively, you may send a communication by mail to any or all of our Directors, or specifically to any or all of our Non-Executive Directors, care of our Corporate Secretary at the address of our principal executive office set forth above, and our Corporate Secretary will forward it unopened to the intended recipient(s).

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EXECUTIVE COMPENSATION

In this section we provide our shareholders with the material information necessary to understand our compensation policies. We also discuss the compensation we awarded for 2013 to our most highly compensated Executive Officers. They comprise our Global Executive Board (GEB) and we refer to them in this Proxy Statement as our Named Executive Officers. Our Named Executive Officers, who served in their roles for all of 2013 unless specified, are as follows:

•
Colin Dyer, our Chief Executive Officer and President and the interim Chief Executive Officer of our Americas business from October 3, 2013 through the remainder of the year and until January 16, 2014;

•
Lauralee E. Martin, our Chief Operating and Financial Officer through June 30, 2013 and the Chief Executive Officer of our Americas business until October 3, 2013;

•
Christie B. Kelly, appointed Chief Financial Officer effective July 1, 2013;

•
Alastair Hughes, Chief Executive Officer, Asia Pacific;

•
Jeff A. Jacobson, Chief Executive Officer, LaSalle Investment Management (LaSalle); and

•
Christian Ulbrich, Chief Executive Officer, Europe, Middle East and Africa (EMEA).

This section consists of:

•
Our Compensation Discussion and Analysis, which explains how and why we paid our Named Executive Officers for their efforts in 2013; and

•
Compensation tables, which present the specific amounts and types of compensation we paid to our Named Executive Officers for 2013 and in comparison to 2012 and 2011.

Compensation Discussion and Analysis

Pay for Performance Analysis

How We Align Pay with Company Performance

We are committed to aligning the compensation of our executives with our financial and operational performance. Our Compensation Committee (which is sometimes referred to as the Committee, we or us for purposes of this Compensation Discussion and Analysis) oversees the Company's executive compensation program. The Committee designs the executive compensation program to motivate the Named Executive Officers to lead the Company toward increasing shareholder value. The program seeks to drive the achievement of both the short and long-term financial and strategic goals that are established with the Board of Directors, all without encouraging excessive risk-taking. We believe that the program has served to align compensation with performance in a direct and appropriate way.

2013 Performance

JLL delivered overall excellent performance for 2013. The Company's full-year 2013 fee revenue reached a record $4 billion, an 11% increase over 2012. It reduced total net debt to $437 million from $538 million last year. This is the second consecutive year that the Company has reduced debt by more than $100 million while it continued to invest in the business and also increased its dividend. The Company reported GAAP net income of $269 million for the year, compared to $208 million in 2012, a 29% increase. Adjusting for the effect of restructuring and acquisition charges primarily associated with the King Sturge acquisition, its adjusted net income of $285 million was 16% higher than its adjusted net income in 2012 and 33% higher than 2011.

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Each of the three Real Estate Services operating segments contributed to the results by increasing both its revenue and its operating income over the prior year.

•
Fee revenue for the Americas was $1.8 billion, an increase of 10% from 2012. Capital Markets & Hotels increased 29%, significantly outpacing broader market investment volumes, which increased 18% in the region. Property & Facility Management fee revenue increased 14%, driven by new client wins. Leasing revenue grew 6%, in line with a slow leasing market that started to shows signs of improvement in the fourth quarter of 2013. The Americas finished the year with fee revenue of $605 million in the fourth quarter, an increase of 15% from last year's fourth quarter. Operating income was $184 million for 2013, compared with $167 million in 2012, and operating income margin calculated on a fee revenue basis was 10.2% for both years, though the margin increased by 60 basis points in the fourth quarter of 2013 compared with the fourth quarter of 2012.

•
EMEA's full-year fee revenue was $1.1 billion, an increase of 17% from 2012. Capital Markets & Hotels increased 41% in local currency, significantly outpacing broader market investment volumes, which increased 21% in the region. EMEA finished the year with fourth-quarter fee revenue of $408 million, an increase of 24% in local currency, with double-digit revenue growth in all service lines, led by a 33% local currency increase in Capital Markets & Hotels. Adjusted operating income margin, which excludes King Sturge amortization of $2 million and $5 million for 2013 and 2012, respectively, calculated on a fee revenue basis was 8.2% and 6.2% for 2013 and 2012, respectively.

•
Asia Pacific fee revenue grew to $848 million in 2013, an increase of 14% in local currency from 2012. Capital Markets & Hotels revenue increased 53% in local currency for the year ended December 31, 2013, significantly outpacing broader market investment volumes, which increased 29% in the region. Property & Facility Management fee revenue increased 15%, primarily due to new client wins. Leasing revenue decreased 6% in local currency from 2012 as corporate clients in many Asia Pacific markets remained hesitant to make new leasing commitments, resulting in a 12% decrease in market leasing volumes in the region. Fourth-quarter fee revenue was $271 million, an increase of 16% in local currency from 2012. Operating income margin calculated on a fee revenue basis increased to 9.1% for 2013 from 8.4% in 2012.

LaSalle, our investment management business that constitutes our fourth operating segment, posted total revenue for 2013 of $286 million, up 2% in local currency from 2012. Advisory fees were $223 million for 2013, a 1% local currency decrease from 2012. The movement in advisory fees was the result of adding new mandates and real estate funds, offset by portfolio sales. Equity earnings for the year ended December 31, 2013 were $31 million, a 30% increase in local currency as compared with the year ended December 31, 2012, driven by gains from disposition activity and from increases in asset values. Operating income was $68 million for the year ended December 31, 2013, resulting in an operating income margin of 23.7%, compared with $72 million and an operating income margin of 25.2% for the year ended December 31, 2012. In 2013, LaSalle's capital raising momentum continued with $7 billion in equity commitments obtained during the year. Assets under management were $47.6 billion as of December 31, 2013, compared with $47.0 billion at December 31, 2012.

During 2013, JLL continued to win numerous awards that reflected the quality of the services it provides to our clients, the integrity of its people and its desirability as a place to work, including awards recognizing its (1) superior service to clients, (2) ethics program, (3) outsourcing capabilities, (4) consultancy capabilities, (5) "best place to work" environment and (6) environmental and energy management work for clients.

The following table illustrates the three year relationship between company performance and the compensation of our President and Chief Executive Officer. As indicated by the year-over-year percentage increase, CEO compensation has grown more slowly than the overall growth of the business as represented by basic earnings per share and adjusted net income. We selected earnings per share and adjusted net income because of their high correlation with creating shareholder value.

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(1) For determination of Named Executive Officer compensation, the Committee has established a process that uses a variation of disclosed adjusted net income (as indicated above), which adjusts for significant restructuring charges only.

(2) Represents total direct compensation earned for year indicated, which will be different from the Summary Compensation Table for certain timing reasons indicated in the notes to the Table.

Return to Shareholders

Total shareholder return for 2013, including the reinvestment of dividends, was 23%. The company has consistently delivered value to shareholders over the past 5 years, with an annualized return of 30.4% versus an S&P 500 return of 17.7%, both with the reinvestment of dividends. A $1,000 investment in JLL's common stock on December 31, 2008 would have grown significantly more than a similar investment in the S&P 500 index, in each case with the reinvestment of dividends.

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 Highlights of Compensation Committee Actions

The Summary Compensation Table indicates the specific amounts paid to the Named Executive Officers in respect of their 2013 performance. Highlights from the decisions the Committee made with respect to their 2013 compensation include the following:

Base Salaries

•
No increase to base salaries in local currencies in 2013. We have not raised base salaries in local currencies for the past six years.

Annual Incentives

•
The Committee determined that 27% of the 2013 annual incentive funding would be deferred and paid as restricted stock units to the Named Executive Officers. The remaining 73% was paid as current annual cash incentives. This provides an important link between annual incentives and the longer-term performance of the Company.

•
Comparing the total awards for the annual incentive plan versus the net income of the Company, the ratio of awards to net income has dropped each year since 2009. We have therefore continued to leverage the costs of our management team for the benefit of shareholders.

Long-Term Incentives

•
Performance on operating income, operating income margin, total shareholder return and G5 long-term objectives resulted in a total funding pool of $4.3 million, or 86% of target long-term incentive value. Of the $4.3 pool, $2.9 million was awarded to the Named Executive Officers (with the gap resulting from amounts not paid to Ms. Martin given her resignation in October and only a pro-rated amount paid to Ms. Kelly given her mid-year start date).

•
We issued 46% of the long-term awards as restricted stock units and 54% in cash, all with three-year vesting for retention and incentive purposes.

•
Sustained performance is required for awards associated with operating income margin and operating income. With respect to the 2012 GEB Long-Term Incentive Plan, $848,000 was forfeited based on the operating income margin threshold not being met.

Say-on-Pay Results

Our annual advisory "say-on-pay" shareholder vote held in May 2013 resulted in 97.7% of votes cast approving our compensation program for Named Executive Officers. We evaluated the results of the 2013 "say-on-pay" vote as part of the annual overall assessment of our compensation program for our Named Executive Officers. Noting the support from shareholders for our program, we determined that it continues to (1) satisfy our objectives and (2) remain consistent with the compensation philosophy we discuss in more detail below.

How We Make Compensation Decisions

Risk Considerations

We structure compensation for our Named Executive Officers in order to minimize the chance that it will provide an incentive to take risks with the business that could have a material adverse effect on either our short-term or long-term financial results or operations. We have incorporated into our executive compensation program mechanisms that would reduce compensation in the event that overly-risky strategies resulted in diminished financial performance.

Since base salary changes infrequently and because it is relatively small compared to the other elements, we do not believe it encourages risk taking. We therefore show in the exhibit below the mechanisms we use to manage risk incentives under our annual and long-term incentive plans.

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 Role of the Compensation Committee

The Committee, which consists entirely of independent Directors, recognizes the importance of developing and maintaining sound principles and practices to govern the Company's executive compensation program. Through a disciplined evaluation process, we seek to establish a strong link between (1) executive compensation and (2) achievement of net income, operating income, operating income margin and other strategic objectives designed to drive shareholder value. To carry out its responsibilities, the Committee:

•
Retains, and regularly consults, an independent compensation consultant to advise on executive compensation design, structure and market competitiveness;

•
Reviews market compensation data in order to compare (1) our executive compensation to what other similarly situated companies pay and (2) how such companies use compensation to meet desired business outcomes and to attract and retain executive talent;

•
Takes into consideration the amounts that each of our Named Executive Officers would receive or forfeit under different termination scenarios; and

•
Takes into consideration other relevant matters, including internal fairness, consistency, tax deductibility and accounting requirements.

Role of our Chief Executive Officer

Our Chief Executive Officer, Colin Dyer, makes annual recommendations to the Committee for the compensation of the Named Executive Officers other than himself. To do this, Mr. Dyer:

•
Reviews base salaries, annual incentives, long-term incentives, equity awards and total direct compensation;

•
Based on a thorough review, evaluates in his judgment the performance of each of the other Named Executive Officers based on the goals and compensation plans established at the beginning of the year;

•
Comments on the quality of the interaction and contributions of the other Named Executive Officers as members of the GEB; and

•
Compares the performance for each of the other Named Executive Officers on a relative basis, taking into account the different market, geographical and cultural dynamics and challenges of each of their respective business segments.

The Committee reviews these evaluations and recommendations, discusses them with Mr. Dyer and ultimately approves or amends Mr. Dyer's recommendations in its discretion.

The Committee also receives a self-assessment of the Chief Executive Officer's own performance during the previous year relative to his performance objectives. The Committee next meets in one or more private executive sessions without Mr. Dyer being present in order to develop its own conclusions about Mr. Dyer's performance. In its discretion, the Committee then determines the Chief Executive Officer's annual incentive and long-term awards for the previous year, his base salary for the forthcoming year and the annual and long-term incentive opportunities for the next performance period.

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 Internal Compensation Resources

The Company's Global Human Resources staff helps prepare the information the Committee needs to carry out its oversight responsibilities. The Company uses internal compensation expertise and data available from publicly available sources and professional compensation consulting firms to compile comparative market compensation data and present individual compensation modeling.

Role of Independent Compensation Consultant

The Committee has the authority to retain, as needed, any independent counsel, compensation and benefits consultants and other outside experts or advisors as the Committee believes necessary or appropriate. The Committee has continued to retain Sibson Consulting as an independent outside compensation consultant to advise the Committee on matters related to the compensation of the Named Executive Officers. The Committee has assessed the independence of Sibson Consulting pursuant to the SEC's and NYSE's rules and has concluded that the work Sibson Consulting has performed does not raise any conflicts of interest.

The Committee determines the scope of Sibson's services. Sibson advises the Committee on matters related to the compensation of the Named Executive Officers. Sibson does not advise management of the Company and receives no compensation from the Company other than in connection with its consulting work for the Committee. The Committee typically requests Sibson to:

•
Review and comment on the agenda and supporting materials in advance of Committee meetings;

•
Review and comment on major compensation matters that management proposes, including with respect to comparative data and plan design recommendations;

•
Review the compensation matters disclosed in the Company's proxy statements;

•
Advise the Committee on best practices for Board governance over executive compensation, current executive compensation trends and regulatory updates; and

•
Undertake special projects or provide such other advice as the Chair of the Committee may request.

Competitive Assessment

The primary way we develop total compensation opportunities for each Named Executive Officer is based on our own historical corporate performance and future objectives. Therefore, we do not rigidly set (or strictly "benchmark") our compensation levels based on specified percentiles of comparative market data.

However, we also recognize that our compensation practices must be competitive within the broader markets where we compete. As we strive to maintain our leadership position within the global real estate services and investment management industries, it is critical that we attract, retain and motivate the executives who will be best able to deliver on the commitments we make to our clients and shareholders. Therefore, each year the Committee compares our compensation program to those of other companies, which we call our Market References, that we consider: (1) our direct competitors; (2) companies that operate within the broader commercial real estate business, including real estate investment trusts; and (3) companies that operate within the business services and financial services sectors.

Given the diverse nature of our Company's businesses, which combine real estate expertise with business services, we create two Market References to reflect these two different business aspects: (1) real estate-oriented firms and (2) business services firms. We also target firms that are similar in size by revenue, a range of one half to no more than three times our own revenue. We do not use market capitalization as a primary selection factor since our Company's business model is not asset intensive like that of a real estate investment trust (REIT), but we nevertheless think that REITs provide useful compensation comparisons since we regularly compete with them for similar kinds of talent.

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Management annually reviews the composition of the Market References. The Committee independently considers and approves the Market Reference lists to which we refer for compensation comparison purposes. Each year, management recommends to the Committee changes that will keep the Market Reference as meaningful as possible. We indicate below the Market Reference companies we selected for 2013:

Relative to the companies we used in last year's Proxy Statement, for 2013 we eliminated Gartner Group Inc. because their revenue fell below our internal thresholds.

We show below the median revenue and market capitalization data for the two separate Market Reference groups set forth above, and compare them to our Company's own metrics. We used 2012 results since those were associated with the compensation reported in the 2013 proxy statements from other companies that we used.

We believe our Chief Executive Officer, Chief Financial Officer and the LaSalle Chief Executive Officer positions of LaSalle correlate reasonably well to publicly available data. For the Chief Executive Officer and Chief Financial Officer, the external reference is the set of Market Reference companies above, for which data are available through their proxy statements. For the LaSalle comparison, we referred to the 2013 McLagan Real Estate Investment survey, where we used a custom peer group that is matched to LaSalle's assets under management. For the above three roles, our actual total direct compensation fell within our internal competitive range (plus or minus 15% of median).

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For the remaining three roles (Chief Executive Officer of each of the Americas, EMEA and Asia Pacific), we used several hierarchical comparisons as well as regionally appropriate public data for the EMEA and Asia Pacific CEO roles. However, because their positions do not correlate well enough to the external data, we have determined that the currently available external data is not sufficiently reliable. Accordingly, we have decided that a reasonable approach for us is first to compare data for our Chief Executive Officer, Chief Financial Officer and CEO of LaSalle, all of which we do believe correlate well. We then align the remaining Named Executive Officer positions from an internal equity perspective, taking into account relative size, profit contribution and comparative performance of their respective business segments. When we refer elsewhere in this discussion to the Market Reference comparisons that we perform, we are referring to this methodology.

Summary of Executive Compensation Practices

We continually evaluate our compensation programs to ensure we are pursuing best practices in executive compensation. Below is a summary of what we do and do not do, the totality of which we believe aligns with the long-term interests of our shareholders:

What We Pay and Why: Elements of Compensation

We use three traditional elements of total direct compensation: (1) base salary, (2) an annual incentive plan and (3) a long-term incentive plan. We design our compensation program to provide balanced incentives for the Named Executive Officers to drive both annual and long-term performance. As illustrated in the charts below, in 2013, based on target performance, 89% of the Chief Executive Officer's total direct compensation was performance-based and not guaranteed.

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We also consider compensation mix in a non-traditional way, which we indicate in the charts below as Actual pay mix. We do this because we have long-term features within the Annual Incentive Plan. For our Actual pay mix, we consider the following three elements: (1) base salary, (2) short-term cash incentives, and (3) deferred equity and cash.

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 Base Salary

Base salary provides compensation for ongoing management responsibilities.

We review base salaries for all of our Named Executive Officers on an annual basis, as well as at the time of a promotion or other change in responsibilities.

Determination of 2013 Base Salaries

The base salaries for all Named Executive Officers are within a competitive range relative to our Market Reference companies. Therefore, in 2013 we did not increase them in the local currencies in which they are paid. Consistent with our philosophy of increasingly emphasizing performance-based compensation, maintaining an efficient cost structure and limiting our fixed costs, we actually have not raised the base salaries of our Named Executive Officers in local currencies for six years.

Annual Incentive Plan

We pay annual incentives to drive the achievement of key business results and to recognize an individual based on his or her demonstrated contributions to the Company's results. There are two elements in the annual incentive plan: (1) performance as a pre-determined percentage of adjusted net income available to shareholders (the 2013 maximum was 6.5%); and (2) achievement of strategic objectives ($3 million maximum). Combining these two elements equals the total opportunity (subject to an overall 7.5% adjusted net income maximum). The Committee uses negative discretion to determine the awards from the maximum amounts generated for the two pools described above.

At the beginning of each year, the Committee approves the plan targets, maximum amounts and thresholds. Distribution of available incentive funds at the end of the year is based on (1) the Company's actual financial results, (2) the Committee's evaluation of performance against strategic objectives and (3) individual performance assessments.

We use adjusted net income available to shareholders because it is highly correlated with delivering shareholder value and rewards profitable growth. The pool that is created from adjusted net income is distributed to the Named Executive Officers according to a pre-determined allocation formula. In 2013, 85% of the targeted opportunity came from the adjusted net income portion of the plan.

The exhibit below shows the Annual Incentive opportunity for our Named Executive Officers as described above.

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 Determination of 2013 Annual Incentives

The Committee approved the following aggregate annual incentive payouts to our Named Executive Officers for 2013 relative to the maximum plan funding limits that we established at the beginning of the year.

(1)
Total incentive paid significantly below funding cap because of (i) amounts not paid to Ms. Martin after her resignation from the firm and (ii) pro-ration of amount paid to Ms. Kelly given her mid-year start date.
(2)
Adjusted only for acquisition charges and intangible amortization related to the King Sturge acquisition, and not for all restructuring charges. This number will differ from the adjusted net income referenced in the 2013 performance section.
(3)
15% paid as Restricted Stock Units, which vest 50% at 18 months and 50% at 30 months.
(4)
Restricted Stock Units vest 50% at 3 years and 50% at five years.

The Committee made its determinations based on (1) the performance of each of the Named Executive Officers against the financial and non-financial goals established at the beginning of the year, (2) a judgment of the different market and geographical dynamics that the respective regional Chief Executive Officers faced during the course of the year and (3) a judgment of the overall global dynamics that the Global Executive Board faced during the year. The Committee considered the recommendations of Colin Dyer, the Global Chief Executive Officer, with respect to the other Named Executive Officers. In executive session, taking into account Mr. Dyer's self-assessment, the Committee separately considered Mr. Dyer's individual performance.

Additional information about the payments of the annual incentives to Mr. Dyer as well as the other Named Executive Officers is provided in the Summary Compensation Table below and the corresponding tables. We report performance-based annual incentives awarded in cash in the Summary Compensation Table under the column entitled "Non-Equity Incentive Plan Compensation." We include performance-based equity awards in the "Stock Awards" column.

When considering the annual incentives for each of our Named Executive Officers, the Committee took into account of individual business segment performance as well as, among others, the following factors:

  Colin Dyer: Continued strong and well-coordinated leadership of our executive team as Chairman of Global Executive Board. Respected and engaged leader of the firm overall. Drove significant progress on accomplishment of Strategy 2020 implementation. Led positive management transitions in the Americas and recruited high-caliber CFO. Guided significant progress in developing client-facing and on-line technologies. Championed diversity and significantly upgraded sustainability support and function. Spearheaded productivity project designed to drive margin improvements. JLL continued to receive multiple awards from third parties, reflecting industry leadership and stature as firm of choice for clients and staff seeking financially stable organization with broad and deep service capabilities. Awards also reflected reputation for integrity, including listed as one of the "World's Most Ethical Companies" and as one of "America's Most Trustworthy Companies."

  Christie B. Kelly: Excellent transition during second half of the year to new position as Global CFO, including as a member of the Global Executive Board. Also has assumed a leadership role on JLL's Global Operating Board,

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  including leading the drive to improve productivity across the organization and supporting the firm's integrated reporting initiatives. Positive engagement with the Board of Directors, particularly the Audit Committee, as well as the Finance, Investor Relations and Internal Audit functions. Strong support for diversity, compliance, sustainability and integrity initiatives. Positive engagement on special projects with Corporate Solutions and Information Technology projects.

  Alastair Hughes: Increased market leadership in the region over next largest competitor. Market share gains versus overall leasing market pull-back. Led growth in Capital Markets businesses in Japan and Hong Kong. Significant leadership in confronting market and political challenges in China and India, and economic pull-back in Australia. Expanded involvement with corporate clients, building on historically deep relationship with transactional clients. Promoted successful technology innovations. Dynamic and valued member of Global Executive Board. Provided important leadership and vision for significant regional conference.

  Jeff A. Jacobson: Continued important leadership role in developing long-term strategic vision for the LaSalle business, including confronting a challenging market landscape with new paradigm clients. Drove development of important potential retail channels and development of debt investment capabilities. Significant involvement with clients and leadership of successful fund-raising initiatives. Led positive management changes in various roles. Excellent engagement with other members of Global Executive Board particularly with respect to promoting appropriate and positive relationship between LaSalle and JLL.

  Christian Ulbrich: Leadership on delivering market share gains despite continuing uncertainty and weakness in overall European leasing markets. Expanded market leadership in the region over next largest competitor. Significant client engagement, particularly to take advantage of Capital Markets strength. Important oversight role in continued gains with on-line marketing in France, Germany and other countries. Supported focused growth in Africa to meet client needs. Creative and respected member of Global Executive Board.

Long-Term Incentive Plan

The Long-Term Incentive Plan for the Global Executive Board (GEB LTIP) operates over the five-year period from 2010 through 2014. The performance measures remain constant over the five-year life of the GEB LTIP. The goals were set by the Committee for the entire five years at the inception of the plan. We create a total annual compensation pool of $5 million for performance at target levels for four different performance measures. Actual funding of the pool may be higher or lower than the target amount depending on actual performance.

The Committee determines annually the share in the GEB LTIP pool for each member of the GEB other than the Chief Executive Officer of LaSalle, who participates in a long-term incentive plan we discuss later in this section (LaSalle LTIP). There is an unallocated portion of the pool that is available for individuals not on the GEB. A GEB member's percentage may not be increased due to a reduction in the percentage determined for another member. The Committee may allocate the remaining portion of the pool for individuals outside the GEB based on recommendations from the Chief Executive Officer.

The following table indicates for each performance measure: (1) when we evaluate performance, (2) what we measure and (3) why we have selected the particular performance measure. The evaluation of each of the performance measures are applied equally among all of the Named Executive Officers (with the exception of Mr. Jacobson), as the result of which there is no differentiation based on individual performance for this aspect of the compensation program.

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(1)
Discussed in the Section below entitled Progress Against G5 Long-Term Objectives

The table below outlines the threshold, target and maximum performance levels, and associated incentive funding, for each discrete performance goal we established at the beginning of 2013 for the GEB LTIP:

(1)
Deferred cash vests in 3 years with no interest; sustained performance is required over two years.
(2)
RSUs vest in 3 years and must be retained for twelve months after vesting. Restricted stock issued as long-term incentives has a mandatory "double trigger" in the event of a change of control of the Company (meaning that the executive's employment must also be terminated after a change of control in order for the restricted stock to vest on an accelerated basis).

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Determination of 2013 Long-Term Incentives: GEB LTIP

The table below presents the aggregate incentive payouts we made to our participating Named Executive Officers for 2013 under the GEB LTIP funding mechanics:

(1)
Adjusted only for acquisition charges and intangible amortization related to the King Sturge acquisition, and not for all restructuring charges.

The following includes some of the factors that we took into account in determining the extent to which our Named Executive Officers collectively met our G5 objectives for 2013. We design the G5 objectives principally to drive achievement of the Company's five global strategic priorities:

Progress Against G5 Long-Term Objectives

  G1: Build our leading local and regional market positions – Progressed cities policy by strategic opening and closing of offices in different markets globally; strong growth in Tetris business, U.S. healthcare business and Canada; success in cross-border residential businesses in EMEA and Asia Pacific; positive growth in Japan capital markets business but continued challenges in Brazil.

  G2: Grow our leading position in Corporate Solutions – Continued successful development of Markets Corporate Solutions business in the U.S; strong new client wins and good progress in implementing previously signed significant contracts; progress in EMEA facilities management business; positive management transitions benefited from strong internal bench; progress on client technology initiatives.

  G3: Capture the leading share of global capital flows for investment sales – Continued leading positions in EMEA and Asia Pacific, taking advantage of strong markets driven by low interest rates globally; global capital flows capabilities remains a strong differentiator; robust growth in Americas business.

  G4: Strengthen LaSalle Investment Management's leadership position – Healthy capital raise during the year; top quartile investment performance in key lines; improvement in Securities business; continued progress on Jones Lang LaSalle Income Property Trust in the US.

  G5: Differentiate and sustain by connecting across the firm, and with clients – Progress with technology initiatives designed to enhance knowledge and data management internally and for the benefit of clients; reorganized and redefined corporate sustainability function; better focus on continuing to drive diversity into the business; continued to win key awards for client service, integrity and being a good place to work for employees.

We provide in the Summary Compensation Table below the information about the specific payments we made under the GEB LTIP to our Chief Executive Officer as well as the other Named Executive Officers.

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 The LaSalle LTIP

Since he is the Chief Executive Officer of LaSalle, Jeff A. Jacobson, who is one of our Named Executive Officers, participates in the LaSalle LTIP and not in the GEB LTIP.

Under the LaSalle LTIP, we determine a fixed incentive amount to be paid to a group of senior LaSalle officers at the end of each year through a portion of gross incentive fees earned by LaSalle, plus a portion of global pre-bonus EBITDA. The plan has been established for the period of January 1, 2013 and ending December 31, 2017. The award in respect of performance for each year is paid in one-quarter tranches over four years.

The Plan will be funded each calendar year by the sum of 15% of the gross incentive fees earned by LaSalle, plus 5% of LaSalle's global pre-bonus EBITDA (net of incentive fees), both from the prior year. The resulting pool, as funded by the global pre-bonus EBITDA, will be reduced to the extent necessary to ensure that the ratio of LaSalle's total compensation to total revenue does not exceed 60% for any given year. This ratio will be calculated using the gross LTIP award in the year earned and not the GAAP amortization expense reflected in LaSalle's financial statements.

We then make the payout from the pool to those LaSalle executives who were previously granted a fixed number of participant points against the pool.

We provide in the Summary Compensation Table information about the specific payments we made to Mr. Jacobson under the LaSalle LTIP.

Additional Compensation Elements

Co-Investment Long-Term Incentive Plan

Our Co-Investment Long-Term Incentive Plan was designed to provide the group of the then approximately 150 of our senior leaders, known as our International Directors with the opportunity to benefit on a notional basis from real estate co-investments made by the Company on their behalf through its LaSalle business. Primarily to avoid certain negative accounting effects from the future expansion of the Co-Investment Plan, we discontinued further grants beyond 2006. Of our Named Executive Officers, Colin Dyer, Alastair Hughes and Christian Ulbrich have outstanding interests under this Plan.

International and Regional Director Personal Co-Investment Program

In 2006, we introduced a new International and Regional Director Personal Co-Investment Program, in which all of our International and Regional Directors, including our Named Executive Officers at the time, were eligible to participate on a voluntary basis. The Personal Co-Investment Program permitted eligible participants to invest personally in the performance of certain of the funds that LaSalle has established for its clients. Of our Named Executive Officers, Colin Dyer, Alastair Hughes and Christian Ulbrich made personal investments in the Personal Co-Investment Program.

Primarily to avoid certain negative accounting effects from the future expansion of the Personal Co-Investment Program (similar to those issues that arose with respect to the Co-Investment Plan), we have discontinued the ability to make further investments beyond 2006. Personal investments made in 2006 continue to remain outstanding, however.

United States Savings and Retirement Plan for U.S. Based Named Executive Officers

Our United States Savings and Retirement Plan is a defined contribution plan qualified under Section 401(k) of the U.S. Internal Revenue Code (the IRC). We make matching contributions to each eligible participant's account in an amount equal to 100% of each dollar contributed to the Plan, up to the first 3% of the participant's compensation. We match 50% of each dollar contributed to the Plan on the next 2% of compensation. The maximum match under the plan is currently $10,200 per year per participant based on the annual compensation limit under the IRC. Pre-tax, Roth after-tax and catch-up contributions are taken into account in determining the amount of employer matching contributions. A participant does not become eligible to receive the Company's matching payments unless he or she has completed at least 1,000 hours of service during the 12-month period beginning on the date of hire or during any Plan year that begins after the date of hire. Participants are vested in all amounts in their Plan accounts.

Our Named Executive Officers who are United States taxpayers, Colin Dyer, Jeff A. Jacobson and Christie B. Kelly, are eligible to participate in the Savings and Retirement Plan. Messrs. Dyer and Jacobson participated during 2013. The matching contributions we made on their behalf are reported in the Summary Compensation Table.

JLL	Proxy Statement	Page | 39

Severance Arrangements for Named Executive Officers

We currently maintain a Severance Pay Plan for full time employees in the United States, including executive officers. To be eligible to receive benefits under the Severance Pay Plan, an employee must be involuntarily terminated from employment under specified circumstances and also must meet all of the conditions of the Severance Pay Plan. Severance benefits includes: (1) base severance, comprised of one-half month of base pay (not including the expected annual incentive) in effect at the time of the employment termination and (2) enhanced severance provided the employee executes a severance agreement and general release in favor of JLL.

Enhanced severance is a multiple of base pay that varies with the circumstances of termination and is otherwise based on an employee's position level and length of service, reimbursement for certain health care insurance costs and outplacement for professional employees. The maximum benefit under the Plan would be fifteen months of base pay. For employees terminated after June 30 of any given year and before annual incentives are paid for the year in which they are terminated, enhanced severance also may include an annual incentive payment, calculated as a prorated share of the employee's target annual incentive for the year of termination, subject to JLL's then existing practice of determining annual incentive payments.

Under a provision of the Severance Pay Plan that we have specifically established to cover members of our Global Executive Board, each of the Named Executive Officers would be eligible (regardless of length of service or location) to receive a minimum of twelve months of base salary, plus an amount equal to the individual's expected annual incentive then in effect, as enhanced severance if his or her employment is involuntarily terminated by the Company without cause. To the extent applicable, a GEB participant who is also eligible to receive severance payments under any other plan, program or arrangement provided to employees in countries other than the United States may elect whether to receive payments under the Severance Pay Plan or such other arrangement, but is not entitled to receive payments under both. In any event, the maximum benefit under the Severance Pay Plan remains at fifteen months if a participant has sufficient longevity with the Company to exceed the twelve month minimum.

The severance benefits we make available to our Named Executive Officers are designed to assist in retaining them as we compete for talented employees in a marketplace for global talent where similar (if not often greater) protections are commonly offered. We intend for severance benefits to ease an employee's transition due to an unexpected employment termination by the Company. As our severance benefits would also be available in the case of a termination that followed a change in control, our severance arrangements also encourage employees to remain focused on the Company's business in the event of rumored or actual fundamental corporate changes. We do not provide any tax gross-ups on severance payments under any circumstances.

United States Deferred Compensation Plan

Effective for compensation paid on and after January 1, 2004, we established a Deferred Compensation Plan for our employees in the United States who are at our National Director level and above. The Deferred Compensation Plan is a non-qualified deferred compensation program intended to comply with Section 409A of the United States Internal Revenue Code. The Plan permits eligible participants, including those of our Named Executive Officers who are subject to United States income tax, to voluntarily elect to defer up to 75% of their base salaries, up to 100% of their annual incentives and up to 100% of their vested restricted stock unit awards. Members of our Board of Directors are eligible to participate in the Deferred Compensation Plan with respect to their Director fees and, effective for 2013, the restricted stock portions of their retainers.

As indicated in the Compensation Tables, Colin Dyer and Jeff A. Jacobson previously elected to defer certain amounts of their compensation under the Plan.

The amounts of any compensation deferred under the Plan remain an asset of the Company and constitute an unsecured obligation of the Company to pay the participants in the future. As such, they are subject to the claims of other creditors in the event of the Company's insolvency. Gains and losses on deferred amounts are credited based on the performance of a hypothetical investment in a variety of mutual fund investment choices the participants select. Participants must elect certain future distribution dates on which all or a portion of their accounts will be paid to them in cash, including in the case of a change in control of the Company. The Company generally does not make any contributions to the Plan beyond the amounts of compensation that participants themselves elect to contribute.

JLL	Proxy Statement	Page | 40

Perquisites

We do not provide personal perquisites (such as non-business airline travel) of any significance to our Named Executive Officers as part of their compensation packages. In appropriate circumstances, we do provide reimbursement for certain expatriate expenses, all of which we disclose in the Summary Compensation Table.

CEO Performance Incentive Compensation Agreement

In April 2012, the Committee approved a new performance-based and retention incentive benefit (the Benefit) for Colin Dyer, our Chief Executive Officer. The Committee, working with its independent compensation consultant, has designed the Benefit to accomplish two main objectives:

  (1)
  to create an additional retention incentive for Mr. Dyer to remain with the Company and to continue to provide the leadership that the Board believes has created significant organizational and shareholder value, and driven strong performance, during his tenure; and

  (2)
  to create an additional incentive for Mr. Dyer to drive performance of the Company's financial and strategic goals as the Committee establishes them each year in connection with the development of our executive compensation program.

Accordingly, the Company has agreed to pay the Benefit in the event that: (1) Mr. Dyer terminates his employment on any date after the date on which he has both (a) reached age 62 and (b) attained ten years of service with the Company (the earliest date on which both conditions can be met is during September 2014, which is the Eligibility Date); (2) Mr. Dyer is involuntarily terminated without cause at any time in the future; or (3) Mr. Dyer dies or is significantly disabled at any time in the future.

The Benefit will be determined according to a formula, which operates as follows:

  (1)
  in the event of termination after the Eligibility Date, including as the result of Mr. Dyer's death or disability, the annual value of the Benefit will equal $250,000 plus 8.5% of Mr. Dyer's Final Average Annual Incentive; and

  (2)
  in the event of Mr. Dyer's involuntary termination without cause, death or disability before the Eligibility Date, the annual value of the Benefit will be pro-rated according to number of full months of service relative to ten years of service.

We defined the term Final Average Annual Incentive to mean the average of the two highest consecutive years' Non-Equity Incentive Plan Compensation, which includes only cash payments attributable to the Company's Stock Award and Incentive Plan (or such similar or successor annual incentive bonus plan), in the five years preceding the year in which separation from service takes place, as reported in the corresponding column of the Summary Compensation Table of the Company's annual proxy statements. This excludes (i) any cash payments to Mr. Dyer under the GEB LTIP and (ii) any other special bonuses that the Company may pay or provide Mr. Dyer. However, in the event that the Company offered to pay an annual incentive bonus to Mr. Dyer, but Mr. Dyer voluntarily declined to accept all or part of such annual incentive bonus (as he did in 2008 in connection with the Company's actions in reaction to the global financial crisis taking place at the time), then for purposes of calculating the Final Average Annual Incentive, the full amount of the annual incentive bonus offered by the Company to Mr. Dyer shall be counted.

The annual Benefit will be paid out in the form of annuity payments according to certain elections that Mr. Dyer will be permitted to make. Mr. Dyer will be an unsecured creditor of the Company with respect to the Company's financial obligation to pay the Benefit.

Currently, there is no accumulated benefit under the Agreement since future payments under the Agreement, if any, will be (1) subject to the satisfaction of the conditions noted above and (2) based on future amounts of cash compensation to be reported in our proxy statements that we are unable to determine at this time.

The form of the agreement under which the Company has agreed to provide the benefit has been filed with the SEC on a Form 8-K on April 19, 2012.

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Alastair Hughes – Retirement Arrangements

We originally executed an Employment Agreement with Alastair Hughes, one of our Named Executive Officers, in 1999. We did so when we were generally entering into standard employment agreements with our executives in the United Kingdom in order to be consistent with the labor market in that country. The agreement with Mr. Hughes provides for an annual contribution to an individual pension plan with a pension provider of Mr. Hughes' choice. The amount of the contribution is based on different percentages of salary (with a cap of £100,000) based on age. Before Mr. Hughes took individual responsibility for his pension arrangements in 1995, he was a member of the Company's U.K. Trust Pension Scheme, a defined benefit plan, from October 1993 to April 1995. As a result, there is a deferred pension due to Mr. Hughes when he reaches age 60 equal to £695 per year (as increased by a consumer price index capped at 5% per year maximum from April 1995 to the date of his 60th birthday).

Alastair Hughes – Agreement Regarding Extension of Expatriate Assignment

Mr. Hughes has served as JLL's Asia Pacific CEO for more than five years. Given the excellent progress he has made in leading the development of the JLL business in the region, we have asked him to continue his expatriate assignment in Singapore as the AP CEO at least through December 31, 2016.

In consideration for Mr. Hughes's agreement to continue working away from his home country in his current role, we have agreed that if, by the close of business on the earlier of (1)  December 31, 2016 or (2) the date on which a permanent successor has been publicly named for Colin Dyer as the Chief Executive Officer of JLL (in each case a "Trigger Date"), Mr. Hughes and JLL have not mutually agreed on an alternative role for him, including compensation, location and all other terms and conditions, then Mr. Hughes shall have the right for three (3) months after the Trigger Date (the "Notice Period"), by notice in writing to the Chief Human Resources Officer of JLL, to voluntarily terminate his employment without cause but (i) he will nevertheless be eligible to receive the severance that he would otherwise be eligible to receive under the current terms of his employment as though he had been terminated involuntarily without cause and (ii) all then outstanding unvested restricted stock units and deferred cash awards will continue to vest according to their original schedules and will not be forfeited. In order for Mr. Hughes to receive the above benefits, he must have remained in his then current position for the full extent of the Notice Period (or such earlier date as JLL in its discretion may approve).

In the event that Mr. Hughes exercises his rights under the agreement, then he also agrees that for a period of twelve (12) months after the last day of his employment (the "Employment Termination Date") with JLL (the "Restricted Period"), he shall not himself, and shall not direct any other person to, either on his own account or on behalf of or with any other person, firm or business entity, do the following:

  1.
  solicit or induce other JLL employees or independent contractors to leave the employ of JLL; or

  2.
  solicit or induce any clients that have existing or contracted transactions or assignments with JLL as of the Employment Termination Date to discontinue, transfer or reduce their transactions or assignments with JLL to any third party.

Mr. Hughes has agreed further that during the Restricted Period, he shall not accept employment with, or be employed by, any of CBRE Group, Colliers, Cushman & Wakefield, DTZ or Savills, or any of their respective subsidiaries or affiliates, or any successor entity thereof.

In the event that during the Restricted Period Mr. Hughes violates any of the above non-solicitation or non-competition provisions, then he agrees to promptly repay to JLL all amounts then previously paid to him under the agreement and that he will forfeit all unvested restricted stock units.

Except as specifically amended or supplemented by the agreement, all of the previously agreed terms of Mr. Hughes's employment shall remain in full force and effect. In the event that Mr. Hughes and JLL agree on an alternative role, then the specific terms of that role shall be subject to the execution of mutually satisfactory documentation. The amount of any payments under the agreement, if any are ever paid, is not quantifiable at this time.

The form of the agreement regarding our arrangements with Mr. Hughes has been filed with the SEC on a Form 8-K on April 16, 2014.

JLL	Proxy Statement	Page | 42

 Additional Information

Stock Ownership Guidelines

In order to further align the long-term interests of our key employees with the interests of shareholders, we have established stock ownership guidelines for our senior officers generally. In the case of our Chief Executive Officer, the minimum amount of equity ownership is the lesser of (i) six times annual base salary or (ii) 60,000 shares. In the case of the remaining Named Executive Officers, the minimum amount of equity ownership is the lesser of (i) four times annual base salary or (ii) 40,000 shares.

The following table indicates the current share ownership of our Named Executive Officers relative to the guideline as of March 17, 2014, when the price per share of our Common Stock at the close of trading on the New York Stock Exchange was $119.89. Each of our Named Executive Officers currently exceeds the minimum stock ownership guideline.

Name	Shares Directly Owned	Outstanding Restricted Stock Units (1)	Stock Options	Total	Value at 3/17/14	Minimum Ownership Requirement

Colin Dyer	88,636	71,365	0	160,001	$19,182,520	$4,500,000
Alastair Hughes	24,879	40,275	0	65,154	$7,811,313	$1,400,000
Jeff A. Jacobson	48,429	16,153	0	64,582	$7,742,736	$1,400,000
Christie B. Kelly	0	14,545	0	14,545	$1,743,800	$1,600,000
Christian Ulbrich	20,034	34,826	0	54,860	$6,577,165	$1,400,000

(1)
Includes awards of restricted stock units made during 2014.

Change in Control Benefits

Other than as the result of the severance benefits we describe under the preceding severance arrangements section, which apply in the case of terminations regardless of whether they occur in connection with a change in control or not, we do not have any enhanced severance benefits for any of our Named Executive Officers that would specifically result from a change in control over the Company. We do not provide any tax gross-ups on severance payments under any circumstances.

The Stock Award and Incentive Plan, under which all restricted stock units have been granted, provides that, unless otherwise determined by the Compensation Committee as Plan Administrator in writing at or after the grant of an award, in the event of a change in control (as that is defined in the Stock Award and Incentive Plan), all outstanding awards under the Plan granted prior to 2013 will, among other things, become fully vested on an accelerated basis. Effective for 2013 and thereafter the Compensation Committee has determined that equity grants to our senior executives under our long-term incentive compensation plans will have a "double trigger" in the case of a change of control (namely the executive's employment must be terminated after the change of control in order for the restricted stock to vest on an accelerated basis). Accordingly, unvested grants made in 2013 and thereafter under each of the GEB LTIP and the LaSalle LTIP would become fully vested on an accelerated basis in the event of a change in control only if the recipient's employment is terminated.

Certain Tax Matters

Section 162(m) of the United States Internal Revenue Code limits the deduction a publicly held corporation is allowed for compensation paid to the chief executive officer and to the three most highly compensated executive officers other than the chief executive officer and the chief financial officer. Generally, amounts paid in excess of $1 million to a covered executive, other than "performance-based" compensation, cannot be deducted. We have designed our annual incentive and equity awards programs to qualify as performance-based compensation, so the compensation we pay to our executive officers is generally fully deductible for U.S. federal income tax purposes, and we do currently intend to continue seeking a tax deduction for substantially all of our executive compensation. We will continue to monitor issues concerning the tax deductibility of executive compensation and will take appropriate action if we believe it is warranted. Since corporate objectives and strategic needs may not always be consistent with the requirements of full deductibility, we are prepared to use our discretion, if we believe it is appropriate, to enter into compensation arrangements or provide compensation under which payments may not be fully deductible.

JLL	Proxy Statement	Page | 43

Compensation Committee Report

As more particularly described above under "Corporate Governance Principles and Board Matters," the Compensation Committee of the Board is responsible for providing independent, objective oversight of JLL's executive compensation programs, including those with respect to stock ownership. The Compensation Committee is currently comprised of five Non-Executive Directors, each of whom is independent as defined by the NYSE listing standards in effect at the time of mailing of this Proxy Statement and by applicable SEC rules. The Compensation Committee operates under a written Charter, which the Board of Directors has approved.

The Compensation Committee has reviewed and discussed with the Company's management the Compensation Discussion and Analysis presented in this Proxy Statement. Based on such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Ming Lu (Chairman)
Hugo Bagué
Dame DeAnne Julius
Sheila A. Penrose
Shailesh Rao

Compensation Tables

The following tables and footnotes set forth information regarding the cash and other forms of compensation we paid in respect of performance during each of 2013, 2012 and 2011, to our Named Executive Officers:

•
Our Chief Executive Officer and President;

•
Our Chief Financial Officer; and

•
In alphabetical order, the Chief Executive Officers of our four principal business segments, which includes our three most highly compensated Executive Officers and one additional Executive Officer.

Each of the Named Executive Officers held the position indicated in the table for all of 2013, except as follows:

•
Christie B. Kelly was appointed our Global Chief Financial Officer effective July 1, 2013.

•
Lauralee E. Martin resigned her position as Chief Executive Officer of our Americas division, effective October 3, 2013, in order to assume the role of Chief Executive Officer of HCP, Inc., a healthcare real estate investment trust. Colin Dyer, our Global Chief Executive Officer, served as our Americas CEO on an interim basis through the remainder of 2013 and until January 16, 2014, when Gregory P. O'Brien was appointed to the role.

Except as specified, the footnote disclosures below generally relate only to compensation for 2013. We included footnotes to compensation for prior years in the respective Proxy Statements relating to those years. The footnotes explain how and where we converted amounts in the tables from other currencies into U.S. Dollars.

JLL	Proxy Statement	Page | 44

Summary Compensation Table

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (1)(2)	Option Awards	Non-Equity Incentive Plan Compensation (1)(3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation (1)(4)	Total

Colin Dyer	2013	$750,000	—	$2,000,000	—	$4,344,000	—	$47,556	$7,141,556
Chief Executive Officer	2012	$750,000	—	$1,800,000	—	$3,950,000	—	$43,926	$6,543,926
and President	2011	$750,000	—	$2,610,000	—	$3,731,250	—	$30,736	$7,121,986
Christie B. Kelly	2013	$200,000		$1,310,000		$1,063,000		$190	$2,573,190
Chief Financial Officer
Alastair Hughes	2013	$431,689	—	$1,100,000	—	$2,597,000	—	$331,517	$4,460,206
Chief Executive Officer,	2012	$432,245	—	$1,000,000	—	$2,446,500	—	$310,066	$4,188,811
Asia Pacific	2011	$429,573	—	$980,000	—	$2,490,625	—	$315,123	$4,215,321
Jeff A. Jacobson	2013	$350,000	—	$660,000	—	$2,059,300	—	$207,968	$3,277,268
Chief Executive Officer,	2012	$350,000	—	$500,000	—	$1,900,000	—	$17,585	$2,767,585
LaSalle Investment	2011	$350,000	—	$225,000	—	$1,437,500	—	$207,647	$2,220,147
Management
Lauralee E. Martin	2013	$333,461	—	$100,000	—	$0	—	$30,956	$464,417
Chief Executive Officer,	2012	$425,000	—	$950,000	—	$2,612,000	—	$32,401	$4,019,401
Americas	2011	$425,000	—	$840,000	—	$2,487,500	—	$25,659	$3,778,159
Christian Ulbrich	2013	$345,341	—	$1,110,000	—	$2,687,000	—	$90,146	$4,232,487
Chief Executive Officer,	2012	$334,312	—	$1,050,000	—	$2,396,500	—	$76,602	$3,857,414
EMEA	2011	$361,727	—	$1,070,000	—	$2,150,625	—	$78,997	$3,661,349

Please Note:

For information about additional individual stock awards we made in February 2014 and that are not reflected in the above table, see footnote 3(b)(ii) under "Grants of Plan-Based Awards for 2013."

  (1)
  (a) Christie B. Kelly was appointed our Global Chief Financial Officer effective July 1, 2013.

    (b) Lauralee E. Martin resigned her position as Chief Executive Officer of our Americas division, effective October 3, 2013. Because of her age and tenure with the firm, her previously granted restricted stock units qualify for treatment under the "Rule of 65" pursuant to the terms of our equity plans and therefore will continue to vest according to their original vesting schedules without forfeiture.

    (c) We pay the annual base salaries for Messrs. Hughes and Ulbrich in the currencies where they are resident and out of local revenues (540,000 Singapore Dollars in the case of Mr. Hughes and 260,000 Euros in the case of Mr. Ulbrich). Each of their annual base salaries was established in local currencies as equivalent to approximately US$350,000 at the time each originally became a Named Executive Officer, in January 2009, as it was the intention of the Committee that each Regional Chief Executive Officer be paid the same base salary. Accordingly, their annual base salaries have not changed in local currencies during the indicated years. However, since their base salaries were originally established, the local currency amounts have changed significantly over time in U.S. Dollars given the fluctuations in exchange rates that have taken place. For purposes of the above table, annual base salaries were converted from local currencies to U.S. Dollars using monthly average exchange rates throughout each year, which for 2013 were 1.251 Singapore Dollars and 0.753 Euros to the U.S. Dollar, for 2012 were 1.249 Singapore Dollars and 0.778 Euros to the U.S. Dollar, and for 2011 were 1.257 Singapore Dollars and 0.719 Euros to the U.S. Dollar.

    In our Proxy Statements in prior years, we showed in the Summary Compensation Table base salaries in their original U.S. Dollar amounts without giving effect to local currencies fluctuations but noted that these amounts would have changed significantly due to currency movements. This year, based on commentary from the SEC, we have changed our presentation to show the U.S. Dollar equivalents of the amounts we paid in local currencies to Messrs. Hughes and Ulbrich.

    (d) Amounts shown in the table for Messrs. Hughes and Ulbrich in the "Stock Awards" and "Non-Equity Incentive Plan Compensation" columns were originally quoted in U.S. Dollars and so do not raise the same currency translation issues as do base salaries. However, most of the amounts shown in the table for Messrs. Hughes, Jacobson (before his relocation to the United States in 2011) and Ulbrich in the "All Other Compensation" column were paid in local currencies at different times during the year. Regardless of when paid, for purposes of presentation we have converted all of the amounts paid in respect of 2013 to U.S. Dollars at the December 31, 2013 exchange rates of 1.267 Singapore Dollars to the U.S. Dollar, 0.606 British Pounds to the U.S. Dollar and 0.724 Euros to the U.S. Dollar.

JLL	Proxy Statement	Page | 45

  (2)
  (a) The amounts we report in this column reflect the grant date fair values of the stock awards we made to our Named Executive Officers computed in accordance with FASB ASC Topic 718.

    (b) The stock awards reported in this column for each of our Named Executive Officers, represent the sum of (i) restricted stock units paid as a portion of the annual incentives and (ii) except in the case of Mr. Jacobson, restricted stock units paid as a portion of the GEB LTIP. We discuss these different types of awards in more detail below under "Grants of Plan Based Awards For 2013."

  (3)
  (a) The amounts in this column reflect annual incentive cash payments we made under the performance-based awards provisions that we used to determine executive compensation under our Stock Award and Incentive Plan, although within our Company we commonly refer to these payments as our "bonuses." Consistent with previous years' disclosures in our Proxy Statements, the annual incentive amounts shown for 2013 were actually paid in 2014 but relate to the achievement of performance objectives established for 2013.

  The following table indicates the amount of the annual incentive cash payment we paid to each of the Named Executive Officers and which is included in the column as described above:

Name	Amount of Annual Cash Incentive Payment

Colin Dyer	$3,650,000
Christie B. Kelly	$890,000
Alastair Hughes	$2,250,000
Jeff A. Jacobson	$1,470,000
Christian Ulbrich	$2,340,000

    (b) Under the structure of the annual incentive plan as it applied to members of the GEB for 2013, each of the Named Executive Officers was required to receive at least 15% of any annual incentive in restricted stock units rather than in cash. We include restricted stock units granted as part of the annual incentives in the column entitled "Stock Awards."

    (c) The amounts in this column also reflect cash awards we made under the GEB LTIP for 2013 performance but which we will not pay until they vest in 36 months. For additional information about these awards, see "Grants of Plan Based Awards for 2013."

  The following table indicates the cash amount of the GEB LTIP we paid to each of the Named Executive Officers and which is included in the column as described above. These amounts are also reflected in the table below entitled "Grants of Plan Based Awards for 2013" as Non-Equity Incentive Plan Awards."

Name	Amount of Annual Cash Incentive Payment

Colin Dyer	$694,000
Christie B. Kelly	$173,000
Alastair Hughes	$347,000
Christian Ulbrich	$347,000

    (d) For Mr. Jacobson, the amount in this column includes $589,300 earned under the LaSalle LTIP for 2013, one-quarter of which ($147,325) is being paid in cash in 2014 and the other three quarters of which will be paid in cash in 2015, 2016 and 2017, respectively, assuming that he has not then previously terminated his employment at the time of the payment. We also show this amount separately in the table below under "Grants of Plan-Based Awards For 2013."

JLL	Proxy Statement	Page | 46

  (4)
  (a) The other amounts in this column with respect to 2013 reflect:

       (i)  Matching contributions by JLL to the Savings and Retirement Plan (qualified under Section 401(k) of the IRC) of $10,200 for each of Mr. Dyer, Ms. Martin and Mr. Jacobson;

      (ii)  For Mr. Hughes, transportation allowances of $24,790, international expatriate housing, living and education expense reimbursements in total of $265,884, a pension contribution of $19,801 and insurance premiums of $2,992;

     (iii)  For Mr. Ulbrich, transportation allowances of $44,222, a pension contribution of $24,961 and allowances for insurance premiums of $4,875;

     (iv)  Premiums paid on life insurance policies and bonuses under our health plan in the aggregate of $1,607 for Mr. Dyer, $190 for Ms. Kelly, $651 for Mr. Jacobson and $1,816 for Ms. Martin; and

      (v)  Reimbursement for tax advice of $1,079 for Mr. Jacobson and reimbursement for expatriate tax equalization of $190,118.

    (b) In each of June and December of 2013, at the same time that the Company paid a semi-annual cash dividend of $0.22 per share of its outstanding common stock, the Company also paid a dividend equivalent of the same amount on each outstanding unvested restricted stock unit. The amounts shown in this column include the dividend equivalents that were paid on restricted stock units held by Mr. Dyer in the total amount of $35,749, Mr. Hughes in the total amount of $18,050, Mr. Jacobson in the total amount of $5,920, Ms. Martin in the total amount of $18,940, and Mr. Ulbrich in the total amount of $16,088. We do not include dividends paid on shares that have previously vested and may still be held by the Named Executive Officers in personal brokerage accounts.

JLL	Proxy Statement	Page | 47

Grants of Plan-Based Awards For 2013

The following table sets forth information about awards, the totals of which are reflected in the Summary Compensation Table above, that we made to the Named Executive Officers under our Stock Award and Incentive Plan, including under the GEB LTIP and the LaSalle LTIP. We did not grant any new stock options to the Named Executive Officers in 2013 and do not anticipate doing so during 2014.

								All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
	Grant Date
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
Colin Dyer	2/25/14	$0	$694,000	$694,000	—	—	—	—	—	—	—
	2/25/13	—	—	—	—	—	—	7,752	—	—	$750,000
	2/25/14	—	—	—	—	—	—	5,285	—	—	$650,000
	2/25/14	—	—	—	—	—	—	4,879	—	—	$600,000

Totals:			$694,000								$2,000,000
Christie B. Kelly	7/1/13	—	—	—	—	—	—	10,804	—	—	$1,000,000
	2/25/14	$0	$173,000	$173,000	—	—	—	—	—	—	—
	2/25/14	—	—	—	—	—	—	1,301	—	—	$160,000
	2/25/14	—	—	—	—	—	—	1,220	—	—	$150,000

Totals:			$173,000								$1,310,000
Alastair Hughes	2/25/14	$0	$347,000	$347,500	—	—	—	—	—	—	—
	2/25/13	—	—	—	—	—	—	4,134	—	—	$400,000
	2/25/14	—	—	—	—	—	—	3,253	—	—	$400,000
	2/25/14	—	—	—	—	—	—	2,439	—	—	$300,000

Totals:			$347,000								$1,100,000
Jeff A. Jacobson	2/25/14	$589,300	$589,300	$589,300	—	—	—	—	—	—	—
	2/25/13	—	—	—	—	—	—	4,134	—	—	$400,000
	2/25/14	—	—	—	—	—	—	2,114	—	—	$260,000

Totals:			$589,300								$660,000
Lauralee E. Martin	2/25/13	—	—	—	—	—	—	1,034	—	—	$100,000

Totals:											$100,000
Christian Ulbrich	2/25/14	$0	$347,000	$347,000	—	—	—	—	—	—	—
	2/25/13	—	—	—	—	—	—	4,134	—	—	$400,000
	2/25/14	—	—	—	—	—	—	3,334	—	—	$410,000
	2/25/14	—	—	—	—	—	—	2,439	—	—	$300,000

Totals:			$347,000								$1,110,000

(1)
Cash Component of the GEB Long-Term Incentive Compensation Program

  The amounts in this column for Mr. Dyer, Ms. Kelly and Messrs. Hughes and Ulbrich reflect the unvested cash awards we made under the GEB LTIP. The awards were made in 2014 and relate to 2013 performance. The cash will be paid to the Named Executive Officers after a 36 month vesting period and assuming that the intended recipient has not then previously voluntarily terminated his or her employment.

  The amount shown for each of "Target" and "Maximum" is the same because it has already been determined and does not accrue interest. The amount for "Threshold" is shown as $0 for GEB LTIP awards because under that Plan they are subject to forfeiture in the event that certain financial hurdles are not met in the year following the award.

(2)
LaSalle Long-Term Incentive Compensation Program

  The amount in this column for Mr. Jacobson reflects the cash award we made under the LaSalle LTIP in 2014 and that is subject to future vesting. The award relates to 2013 performance. Of the amount shown in the table, one quarter has been paid in cash in 2014 and one quarter will be paid in cash in each of 2015, 2016 and 2017 assuming that Mr. Jacobson has not then previously terminated his employment at the time of the payment. The amount shown for each of "Threshold," "Target" and "Maximum" is the same because it has already been determined and does not accrue interest.

(3)
Restricted Stock Units

  The stock awards we report in this column represent the sum of restricted stock units awarded under our Stock Award and Incentive Plan (a) as a mandatory portion of the annual incentives, (b) as additional grants in connection with the determination of the annual incentives and (c) in connection with the GEB LTIP.

JLL	Proxy Statement	Page | 48

Additional information about each of these different types of equity awards is presented below.

  (a)
  Restricted Stock Units Paid as Part of the Annual Incentive Based on Net Income. The Named Executive Officers below were required to receive a minimum of 15% of their total annual incentives in the form of restricted stock units based on the adjusted net income factor described in the Compensation Discussion and Analysis. The value of the restricted stock units, which is reflected in the table below, is based on the closing price per share of our Common Stock on the NYSE of $122.98 on February 25, 2014, the effective date of the award.

Name	Number of Restricted Stock Units	Value of Restricted Stock Units Based on Grant Date Closing Price
Colin Dyer	5,285	$650,000
Christie B. Kelly	1,301	$160,000
Alastair Hughes	3,253	$400,000
Jeff A. Jacobson	2,114	$260,000
Christian Ulbrich	3,334	$410,000

    Half of the restricted stock units vest August 25, 2015 and half vest August 25, 2016. 50% of the net shares must be retained for an additional twelve months after they vest and before they may be sold.

  (b)
  Additional Restricted Stock Unit Grants Based on Strategic Objectives.

    (i) During 2013, the Named Executive Officers below were required to receive an amount greater than the minimum 15% of their annual incentive in the form of restricted stock units based upon the strategic objectives factors described in the Compensation Discussion and Analysis. The initial values of the restricted stock units are provided in the table below and are reflected within the stock award values shown in the Summary Compensation Table. The number of shares we show in the table was based on a closing price per share of our Common Stock on the NYSE of $96.75 on the grant date, February 25, 2013.

Name	Number of Restricted Stock Units	Value of Restricted Stock Units Based on Grant Date Closing Price
Colin Dyer	7,752	$750,000
Lauralee E. Martin	1,034	$100,000
Alastair Hughes	4,134	$400,000
Jeff A. Jacobson	4,134	$400,000
Christian Ulbrich	4,134	$400,000

    Half of the restricted stock units vest February 25, 2016 and half vest February 25, 2018.

    (ii) In February 2014, in connection with the determination of the 2013 annual incentives, certain Named Executive Officers were required to receive an amount greater than the minimum 15% of their annual incentives in the form of restricted stock units based on the strategic objectives factors. Consistent with our historical treatment in previous Proxy Statements, in order to avoid double-counting with grants we made during 2013 and that are reported in the Summary Compensation Table in this Proxy Statement, we have not included the new 2014 grants in the above table. We will instead report them in the Proxy Statement for our 2015 Annual Meeting. In 2014, we awarded the following number of shares to the respective Named Executive Officers, in each case based on a closing price per share of our Common Stock on the NYSE of $122.98 on February 25, 2014.

Name	Number of Restricted Stock Units	Value of Restricted Stock Units Based on Grant Date Closing Price
Colin Dyer	6,099	$750,000
Christie B. Kelly	1,220	$150,000
Alastair Hughes	3,253	$400,000
Jeff A. Jacobson	2,195	$270,000
Christian Ulbrich	3,253	$400,000

    Half of the restricted stock units vest February 25, 2017 and half vest February 25, 2019.

JLL	Proxy Statement	Page | 49

  (c)
  Restricted Stock Units Paid under the GEB LTIP. The Named Executive Officers below received a portion of their 2013 annual GEB LTIP award (paid in 2014) in the form of restricted stock units (rounded up to the nearest whole share). The value of the restricted stock units, shown in the table below, is based on a closing price per share of our Common Stock on the NYSE of $122.98 on the grant date, February 25, 2014.

Name	Number of Restricted Stock Units	Value of Restricted Stock Units Based on Grant Date Closing Price
Colin Dyer	4,879	$600,000
Christie B. Kelly	1,220	$150,000
Alastair Hughes	2,439	$300,000
Christian Ulbrich	2,439	$300,000

    All of these restricted stock units vest on February 25, 2017. 50% of the net shares must be retained for an additional twelve months after they vest and before they may be sold or transferred.

  (d)
  Restricted Stock Units paid to Ms. Kelly upon her Appointment as Chief Financial Officer. To compensate for the loss of potential compensation benefits that Ms. Kelly realized by leaving her previous employer to join JLL, she received 10,804 restricted stock units equivalent to $1,000,000 on July 1, 2013, the date she joined JLL. The number of underlying shares represented by the restricted stock unit award was determined based on the fair market value of the Company's stock, $92.56 per share, at the close of trading on the award date. Vesting of this award will occur 50% on July 1, 2016 and 50% on July 1, 2018.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning the number and value of unvested restricted stock units outstanding as of December 31, 2013, when the price per share of our Common Stock at the close of trading on the NYSE was $102.80. The stock awards reported in this table were all made under our Stock Award and Incentive Plan and represent (a) grants of mandatory and additional restricted stock units paid as part of our annual incentives and (b) restricted stock units paid under the GEB LTIP and the LaSalle LTIP. None of our Named Executive Officers has any outstanding stock options.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Restricted Stock Units That Have Not Vested (#)	Market Value of Restricted Stock Units That Have Not Vested ($)
Colin Dyer	0	0	0	n/a	70,642	$7,261,998
Christie B. Kelly	0	0	0	n/a	10,804	$1,110,651
Alastair Hughes	0	0	0	n/a	37,049	$3,808,637
Jeff A. Jacobson	0	0	0	n/a	11,844	$1,217,563
Christian Ulbrich	0	0	0	n/a	32,289	$3,319,309

JLL	Proxy Statement	Page | 50

Option Exercises and Stock Vested During 2013

The following table sets forth information about grants of restricted stock units we made prior to 2014 and that vested in 2013. None of the Named Executive Officers exercised any options during 2013 and none of them has any options still outstanding.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Colin Dyer	0	0	21,212	$1,938,178
Lauralee E. Martin	0	0	10,378	$949,129
Alastair Hughes	0	0	8,729	$798,707
Jeff A. Jacobson	0	0	3,223	$295,904
Christian Ulbrich	0	0	5,731	$525,152

(1)
Values shown represent the closing price on the NYSE per share of our Common Stock on the respective vesting dates for the restricted stock units indicated. Units shown in the table vested on July 1, 2013, with a related price per share of $91.14, or on July 3, 2013 with a related price per share of $91.81.

Awards Outstanding under the Co-Investment Long-Term Incentive Plan

Prior to 2007, we awarded units to the Named Executive Officers under our Co-Investment Long-Term Incentive Plan. The units we awarded under this Plan vested five years after grant. We provide additional information about this Plan in the Compensation Discussion and Analysis.

The following table sets forth information concerning units we have granted since 2002 to the Named Executive Officers under the Co-Investment Long-Term Incentive Plan and that are still outstanding. We did not make any additional grants under this Plan in 2007 or in any subsequent years.

			Estimated Future Payouts Under Non-Stock Price-Based Plan
	Number of Shares, Units or Other Rights (#)(1)	Performance or Other Period Until Maturation or Payout (2)
Name			Threshold	Target	Maximum (3)
Colin Dyer	Two	5 years from each grant date	$0	$80,000	$160,000
Lauralee E. Martin	Two	5 years from each grant date	$0	$80,000	$160,000
Alastair Hughes	Two	5 years from each grant date	$0	$80,000	$160,000
Christian Ulbrich	Two	5 years from each grant date	$0	$80,000	$160,000

(1)
Each of the indicated Named Executive Officers has two remaining units outstanding from the 2005 and 2006 grants.
(2)
Both of the units indicated in the table have vested.
(3)
The maximum amounts will ultimately be determined by the performance of certain real estate investment funds in the future, which we cannot estimate with certainty at this time. The actual maximum amounts may therefore be greater than the estimated amounts shown above, but they are unlikely to be materially greater. The target amount for each unit we granted in 2005 was $39,000; and the target amount for each unit we granted in 2006 was $41,000.

  As of the date of this Proxy Statement, we have distributed a total (i) $28,000 for each 2005 unit and (ii) $22,000 for each 2006 unit. We anticipate that there will be additional distributions in the future on each of the 2005 and 2006 units based on cash flows from the underlying investment funds those units represent.

JLL	Proxy Statement	Page | 51

 Retirement Benefits

We do not have a defined benefit retirement plan for any of our Named Executive Officers, except under the limited circumstances we describe below in the case of Mr. Hughes. All of the Company's contributions we describe below are reflected in the Summary Compensation Table under "All Other Compensation."

Colin Dyer, Christie B. Kelly and Jeff A. Jacobson.    As employees within the United States, each of Mr. Dyer, Ms. Kelly and Mr. Jacobson is eligible to participate in the United States Savings and Retirement Plan, a defined contribution plan qualified under Section 401(k) of the Internal Revenue Code, on the same terms and conditions that apply to our U.S. employees generally. We provide additional information about the operation of our United States Savings and Retirement Plan in the Compensation Discussion and Analysis. The maximum annual matching contribution by the Company for each person who participates in the 401(k) Plan is currently $10,200.

Alastair Hughes.    Consistent with the other agreements with senior-level employees in the United Kingdom that we put in place at the time of our 1999 merger, an Employment Agreement with Mr. Hughes provides for us to make an annual contribution to an individual pension plan with a pension provider of Mr. Hughes's choice. The amount of the contribution is based on different percentages of salary (with a cap of £100,000) based on age. In 2013, the amount of our contribution was $19,801 (converted from Pounds Sterling at the December 30, 2013 exchange rate). Before Mr. Hughes took individual responsibility for his pension arrangements in 1995, he was a member of the Company's U.K. Trust Pension Scheme, a defined benefit plan, from October 1993 to April 1995. As a result, there is a deferred pension due to Mr. Hughes when he reaches age 60 equal to £695 per year (as increased by a consumer price index capped at a 5% per year maximum from April 1995 to the date of his 60th birthday).

Nonqualified Deferred Compensation

The following table sets forth certain information concerning the voluntary participation by certain of our Named Executive Officers in our U.S. Deferred Compensation Plan, a Plan to which employees who are taxpayers in the United States may provide contributions but to which the Company itself does not make any contributions. We provide additional information about this Plan in the Compensation Discussion and Analysis. Amounts shown below are as of December 31, 2013. Since they are not U.S. taxpayers, neither of Messrs. Hughes nor Ulbrich is eligible to participate in this Plan.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings (Losses) in Last Fiscal Year	Aggregate Withdrawals or Distributions	Aggregate Balance at Last Fiscal Year End
Colin Dyer	$0	$0	$17,114	$0	$2,546,328
Jeff A. Jacobson	$0	$0	$1,175	$0	$90,066

Termination and Change in Control Payments

The following tables provide a summary of the approximate amounts that we would be obligated to pay to each of our Named Executive Officers, following or in connection with a termination that results from:

•
Voluntary termination by the Named Executive Officer;

•
Involuntary termination of the Named Executive Officer;

•
Retirement under the "Rule of 65," meaning retirement at an age when the sum of (1) years of service plus (2) age equals at least 65, with a minimum age of 55; or

•
A change in control of the Company.

JLL	Proxy Statement	Page | 52

Colin Dyer

Element of Compensation	Voluntary Termination		Involuntary Termination (no cause)		Retirement Upon Rule of 65	Upon Change in Control Event (CIC)		CIC - Constructive Termination		CIC - Involuntary Termination

Cash Severance Benefit	$—		$5,037,000	&zwsp; (a)	$—	$—		$5,037,000	&zwsp; (b)	$5,037,000
Vacation Pay	$—		$—		$—	$—		$—		$—
Benefit Continuation	$—		$22,084		$—	$—		$22,084		$22,084
Deferred Compensation Balance	$2,546,328	(c)	$2,546,328		$2,546,328	$—		$2,546,328		$2,546,328
Short Term Incentive Awards	$—		$4,287,000	&zwsp; (d)	$—	$—		$4,287,000		$4,287,000
Retirement Plan Benefits	$353,732	(e)	$353,732		$353,732	$—		$353,732		$353,732
Long Term Incentive Awards
– Stock Options	$—		$—		$—	$—		$—		$—
– Restricted Shares	$—		$7,233,034		$4,118,843	$6,597,602	&zwsp; (f)	$7,233,034		$7,233,034
– Cash	$—		$2,197,250		$2,197,250	$2,197,250		$2,197,250		$2,197,250
Excise Tax Gross Up	$—		$—		$—	$—		$—		$—
Outplacement Services	$—		$15,000		$—	$—		$15,000		$15,000

Total Value of Payments	$2,900,060		$21,691,429		$9,216,153	$8,794,852		$21,691,429		$21,691,429

Notes:

(a)
Involuntary termination provides current severance benefits under our standard Company Severance Pay Plan. Other than as the result of the severance benefit we describe above, we do not have any additional or enhanced severance benefits for any of our Named Executive Officers that would result from a change in control over the Company.

(b)
Change in control severance benefits would result from the continuation of the Company's standard Severance Pay Plan following change in control. Other than as the result of the severance benefit we describe above, the Company does not provide any additional or enhanced change in control benefits.

(c)
Deferred Compensation Benefits reflect the value of fully-vested employee contributions to the Company's Nonqualified Deferred Compensation Plan as of December 31, 2013. Specific distribution elections may result in payments over a period and not in a lump sum as described within the table.

(d)
Short term incentive awards are based on actual Company, business segment and individual performance prorated for the period employed during the year at time of termination. The amount shown is an estimate based on the operation of the Company's standard Severance Pay Plan.

(e)
Retirement Plan Benefits reflect the value of fully vested employee and employer contributions to the Company's 401(k) Savings and Retirement Plan as of December 31, 2013.

(f)
Company equity awards granted prior to 2013 become fully vested upon on change of control, as defined in the applicable award agreements and plan documents. As described in more detail above in this Proxy Statement, effective for 2013 equity grants under our long-term incentive compensation plans will have a "double trigger" in the case of a change of control (namely the executive's employment must be terminated after the change of control in order for the restricted stock to vest on an accelerated basis).

CEO Performance Incentive Compensation Agreement

As disclosed in more detail in the Compensation Discussion and Analysis in the subsection entitled "Savings, Retention and Other Plans and Arrangements," in April 2012 the Compensation Committee approved a new performance and retention incentive agreement for Mr. Dyer that would provide a benefit in addition to the amounts in the above table. There is no accumulated benefit under this agreement since payments are subject to the satisfaction of certain conditions and will be based on future amounts of cash compensation to be reported in our proxy statements that we are unable to determine at this time. Please see the discussion referred to above for the formula under which the benefit will be determined.

JLL	Proxy Statement	Page | 53

 Christie B. Kelly

Element of Compensation	Voluntary Termination	Involuntary Termination (no cause)		Retirement Upon Rule of 65	Upon Change in Control Event (CIC)		CIC - Constructive Termination		CIC - Involuntary Termination

Cash Severance Benefit	$—	$2,616,667	&zwsp; (a)	$—	$—		$2,616,667	&zwsp; (b)	$2,616,667
Vacation Pay	$—	$—		$—	$—		$—		$—
Benefit Continuation	$—	$22,084		$—	$—		$22,084		$22,084
Deferred Compensation Balance	$—	$—		$—	$—		$—		$—
Short Term Incentive Awards	$—	$2,200,000	&zwsp; (c)	$—	$—		$2,200,000		$2,200,000
Retirement Plan Benefits	$—	$—		$—	$—		$—		$—
Long Term Incentive Awards	$—	$—		$—	$—		$—		$—
– Stock Options	$—			$—	$—		$—		$—
– Restricted Shares	$—	$1,066,222		$1,066,222	$1,066,222	&zwsp; (d)	$1,066,222		$1,066,222
– Cash	$—	$—		$—	$—		$—		$—
Excise Tax Gross Up	$—	$—		$—	$—		$—		$—
Outplacement Services	$—	$15,000		$—	$—		$15,000		$15,000

Total Value of Payments	$—	$5,919,973		$1,066,222	$1,066,222		$5,919,973		$5,919,973

Notes:

(a)
Involuntary termination provides current severance benefits under our standard Company Severance Pay Plan. Other than as the result of the severance benefit we describe above, we do not have any additional or enhanced severance benefits for any of our Named Executive Officers that would result from a change in control over the Company.

(b)
Change in control severance benefits would result from the continuation of the Company's standard Severance Pay Plan following change in control. Other than as the result of the severance benefit we describe above, the Company does not provide any additional or enhanced change in control benefits.

(c)
Short term incentive awards are based on actual Company, business segment and individual performance prorated for the period employed during the year at time of termination. The amount shown is an estimate based on the operation of the Company's standard Severance Pay Plan.

(d)
Company equity awards granted prior to 2013 become fully vested upon on change of control, as defined in the applicable award agreements and plan documents. As described in more detail above in this Proxy Statement, effective for 2013 equity grants under our long-term incentive compensation plans will have a "double trigger" in the case of a change of control (namely the executive's employment must be terminated after the change of control in order for the restricted stock to vest on an accelerated basis).

JLL	Proxy Statement	Page | 54

 Alastair Hughes

Element of Compensation	Voluntary Termination		Involuntary Termination (no cause)		Retirement Upon Rule of 65	Upon Change in Control Event (CIC)		CIC - Constructive Termination		CIC - Involuntary Termination

Cash Severance Benefit (a)	$—		$3,131,291	&zwsp; (b)	$—	$—		$3,131,291	&zwsp; (c)	$3,131,291
Vacation Pay	$35,505	(d)	$35,505		$35,505	$—		$35,505		$35,505
Benefit Continuation	$—		$—		$—	$—		$—		$—
Deferred Compensation Balance	$—		$—		$—	$—		$—		$—
Short Term Incentive Awards	$—		$2,666,000	&zwsp; (e)	$—	$—		$2,666,000		$2,666,000
Retirement Plan Benefits	$—		$16,273	(f)	$—	$—		$16,273		$16,273
Long Term Incentive Awards
– Stock Options	$—		$—		$—	$—		$—		$—
– Restricted Shares	$—		$3,793,447		$2,629,990	$3,475,936	&zwsp; (g)	$3,793,447		$3,793,447
– Cash	$—		$1,165,625		$1,165,625	$1,165,625		$1,165,625		$1,165,625
Excise Tax Gross Up	$—		$—		$—	$—		$—		$—
Outplacement Services	$—		$—		$—	$—		$—		$—

Total Value of Payments	$35,505		$10,808,141		$3,831,120	$4,641,561		$10,808,141		$10,808,141

Notes:

(a)
Base compensation used in these calculations is stated in US currency using a conversion rate of 1USD to 1.267 Singapore Dollars.

(b)
Involuntary termination provides current severance benefits under our Severance Pay Plan, which may be selected as an alternative to the "Garden Leave" provisions under Mr. Hughes' employment arrangements. This amount also includes the projected costs of an automobile allowance for one year. This benefit assumes no additional expense related to reimbursement of other personal allowances currently extended to Mr. Hughes. Other than as the result of the severance benefit we describe above, we do not have any additional or enhanced severance benefits for any of our Named Executive Officers that would result from a change in control over the Company.

(c)
Change in control severance benefits would result from the continuation of the Company's standard Severance Pay Plan following change in control. Other than as the result of the severance benefit we describe above, the Company does not provide any additional or enhanced change in control benefits.

(d)
Vacation pay shown is for a full year of unused vacation, but the actual amount paid would be reduced by actual vacation having been taken at time of termination.

(e)
Short term incentive awards are based on actual Company, business segment and individual performance prorated for the period employed during the year at time of termination. The amount shown is an estimate based on the operation of the Company's Severance Pay Plan.

(f)
Retirement Plan Benefits do not reflect the value of the private pension arrangement Mr. Hughes has individually created using the annual pension allowance paid to him by the Company, as the assets are held in a personal account and are fully vested. The value represents the projected cost of one year of pension allowance.

(g)
Company equity awards granted prior to 2013 become fully vested upon on change of control, as defined in the applicable award agreements and plan documents. As described in more detail above in this Proxy Statement, effective for 2013 equity grants under our long-term incentive compensation plans will have a "double trigger" in the case of a change of control (namely the executive's employment must be terminated after the change of control in order for the restricted stock to vest on an accelerated basis).

Expatriate Assignment Extension Agreement

As disclosed in more detail in the Compensation Discussion and Analysis in the subsection entitled "Savings, Retention and Other Plans and Arrangements," in April 2014 the Compensation Committee approved a new agreement for Mr. Hughes regarding certain terms in connection with the extension of his expatriate assignment as the CEO of JLL's Asia Pacific business segment. The amount of any payments under this agreement, if any are ever paid, is not quantifiable at this time. Please see the discussion referred to above for the specific circumstances under which benefits may be paid.

JLL	Proxy Statement	Page | 55

 Jeff A. Jacobson

Element of Compensation	Voluntary Termination		Involuntary Termination (no cause)		Retirement Upon Rule of 65	Upon Change in Control Event (CIC)		CIC - Constructive Termination		CIC - Involuntary Termination

Cash Severance Benefit	$—		$2,186,583	&zwsp; (a)	$—	$—		$2,186,583	&zwsp; (b)	$2,186,583
Vacation Pay	$—		$—		$—	$—		$—		$—
Benefit Continuation	$—		$22,084		$—	$—		$22,084		$22,084
Deferred Compensation Balance	$90,066	(c)	$90,066		$90,066	$—		$90,066		$90,066
Short Term Incentive Awards	$—		$1,822,000	&zwsp; (d)	$—	$—		$1,822,000		$1,822,000
Retirement Plan Benefits	$939,994	(e)	$939,994		$939,994	$—		$939,994		$939,994
Long Term Incentive Awards
– Stock Options	$—		$—		$—	$—		$—		$—
– Restricted Shares	$—		$1,212,707		$478,878	$1,212,707	&zwsp; (f)	$1,212,707		$1,212,707
– Cash	$—		$804,125		$804,125	$804,125		$804,125		$804,125
Excise Tax Gross Up	$—		$—		$—	$—		$—		$—
Outplacement Services	$—		$15,000		$—	$—		$15,000		$15,000

Total Value of Payments	$1,030,060		$7,092,560		$2,313,063	$2,016,832		$7,092,560		$7,092,560

Notes:

(a)
Involuntary termination provides current severance benefits under our standard Company Severance Pay Plan. Other than as the result of the severance benefit we describe above, we do not have any additional or enhanced severance benefits for any of our Named Executive Officers that would result from a change in control over the Company.

(b)
Change in control severance benefits would result from the continuation of the Company's standard Severance Pay Plan following change in control. Other than as the result of the severance benefit we describe above, the Company does not provide any additional or enhanced change in control benefits.

(c)
Deferred Compensation Benefits reflect the value of fully-vested employee contributions to the Company's Nonqualified Deferred Compensation Plan as of December 31, 2013. Specific distribution elections may result in payments over a period and not in a lump sum as described within the table.

(d)
Short term incentive awards are based on actual Company, business segment and individual performance prorated for the period employed during the year at time of termination. The amount shown is an estimate based on the operation of the Company's standard Severance Pay Plan.

(e)
Retirement Plan Benefits reflect the value of fully vested employee and employer contributions to the Company's 401(k) Savings and Retirement Plan as of December 31, 2013.

(f)
Company equity awards granted prior to 2013 become fully vested upon on change of control, as defined in the applicable award agreements and plan documents. As described in more detail above in this Proxy Statement, effective for 2013 equity grants under our long-term incentive compensation plans will have a "double trigger" in the case of a change of control (namely the executive's employment must be terminated after the change of control in order for the restricted stock to vest on an accelerated basis).

JLL	Proxy Statement	Page | 56

 Christian Ulbrich

Element of Compensation	Voluntary Termination		Involuntary Termination (no cause)		Retirement Upon Rule of 65	Upon Change in Control Event (CIC)		CIC - Constructive Termination		CIC - Involuntary Termination

Cash Severance Benefit (a)	$—		$3,083,884	&zwsp; (b)	$—	$—		$3,083,884	&zwsp; (c)	$3,083,884
Vacation Pay	$27,620	(d)	$27,620		$27,620	$—		$27,620		$27,620
Benefit Continuation	$—		$—		$—	$—		$—		$—
Deferred Compensation Balance	$—		$—		$—	$—		$—		$—
Short Term Incentive Awards	$—		$2,666,000	&zwsp; (e)	$—	$—		$2,666,000		$2,666,000
Retirement Plan Benefits	$—		$—		$—	$—		$—		$—
Long Term Incentive Awards
– Stock Options	$—		$—		$—	$—		$—		$—
– Restricted Shares	$—		$3,306,071		$1,860,836	$2,988,560	&zwsp; (f)	$3,306,071		$3,306,071
– Cash	$—		$1,165,625		$1,165,625	$1,165,625		$1,165,625		$1,165,625
Excise Tax Gross Up	$—		$—		$—	$—		$—		$—
Outplacement Services	$—		$—		$—	$—		$—		$—

Total Value of Payments	$27,620		$10,249,200		$3,054,081	$4,154,185		$10,249,200		$10,249,200

Notes:

(a)
Base compensation used in these calculations is stated in US currency using a conversion rate of 1 U.S. Dollar to 0.7566 Euros.

(b)
Involuntary termination provides current severance benefits under our Severance Pay Plan, which may be selected as an alternative to the "Garden Leave" provisions under Mr. Ulbrich's employment arrangements. This amount also includes the projected costs of an automobile allowance for one year. This benefit assumes no additional expense related to reimbursement of other personal allowances currently extended to Mr. Ulbrich. Other than as the result of the severance benefit we describe above, we do not have any additional or enhanced severance benefits for any of our Named Executive Officers that would result from a change in control over the Company.

(c)
Change in control severance benefits would result from the continuation of the Company's Severance Pay Plan following change in control. Other than as the result of the severance benefit we describe above, the Company does not provide any additional or enhanced change in control benefits.

(d)
Vacation pay shown is for a full year of unused vacation, but the actual amount paid would be reduced by actual vacation having been taken at time of termination.

(e)
Short term incentive awards are based on actual Company, business segment and individual performance prorated for the period employed during the year at time of termination. The amount shown is an estimate based on the operation of the Company's standard Severance Pay Plan.

(f)
Company equity awards granted prior to 2013 become fully vested upon on change of control, as defined in the applicable award agreements and plan documents. As described in more detail above in this Proxy Statement, effective for 2013 equity grants under our long-term incentive compensation plans will have a "double trigger" in the case of a change of control (namely the executive's employment must be terminated after the change of control in order for the restricted stock to vest on an accelerated basis).

JLL	Proxy Statement	Page | 57

COMMON STOCK SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information about the beneficial ownership of our Common Stock, which constitutes the only outstanding voting security of JLL as of March 17, 2014, by:

•
Each Director and Director nominee of JLL;

•
Each of the Named Executive Officers;

•
The Directors, Director nominees and executive officers of JLL as a group; and

•
Each unaffiliated person who is known to JLL to have been the beneficial owner of more than five percent of the number of voting shares of our Common Stock.

On March 17, 2014, there were 44,541,609 voting shares of Common Stock outstanding.

The table includes shares which the indicated individual had the right to acquire within 60 days after March 17, 2014. It also includes shares the receipt of which certain of our Directors have deferred under a deferred compensation program described above under "Director Compensation." The table does not include unvested restricted stock units issued under the Stock Award and Incentive Plan unless they vest within 60 days after March 17, 2014, since none of such units carries voting or investment power. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and dispositive power.

Shares of Common Stock Beneficially Owned
Names of Beneficial Owners (1)	Number	Percent of Class (%)
BlackRock, Inc. (2)	3,748,796	8.4%
T. Rowe Price Associates, Inc. (2)	2,963,510	6.6%
Generation Investment Management LLP (2)	2,779,763	6.3%
Ariel Investments, LLC (2)	2,535,139	5.7%
The Vanguard Group (2)	2,402,711	5.4%
Hugo Bagué	4,027	*
Dame DeAnne Julius	3,354	*
Kate S. Lavelle	0	*
Ming Lu	928	*
Martin H. Nesbitt	1,248	*
Sheila A. Penrose (3)	51,479	*
Shailesh Rao	0	*
David B. Rickard	13,762	*
Roger T. Staubach	10,000	*
Colin Dyer	88,636	*
Alastair Hughes	24,879	*
Jeff A. Jacobson	48,429	*
Christie B. Kelly	0	*
Gregory P. O'Brien	10,658	*
Christian Ulbrich	20,034	*
All Directors, Director nominees and executive officers as a group (19 persons)	278,580	*

*
Less than 1%

(1)
Unless otherwise indicated, the address of each person is c/o Jones Lang LaSalle Incorporated, 200 East Randolph Drive, Chicago, Illinois 60601.

(2)
Information with respect to beneficial ownership of BlackRock, Inc. (BlackRock) is included in reliance on a Schedule 13G filed January 29, 2014. The address of BlackRock is 40 East 52nd St., New York, NY 10022. BlackRock has sole voting power with regard to 3,537,512 shares and sole dispositive power with regard to 3,748,796 shares. Information with respect to beneficial ownership of T. Rowe Price Associates, Inc. (T. Rowe Price) is included in reliance on a Schedule 13G filed February 13, 2014. The address of T. Rowe Price is 100 E. Pratt Street, Baltimore, MD 21202. T. Rowe Price has sole voting power with regard to 746,200 shares and sole dispositive power with regard to 2,963,510 shares. Information with respect to beneficial ownership of Generation Investment Management LLP (Generation) is included in reliance on a Schedule 13G/A, filed February 14, 2014. The address of Generation is 20 Air Street, 7th Floor, London, W1B 5AN, United Kingdom. Generation has sole voting power with regard to 1,877,572 shares and sole dispositive power with regard to 2,779,763 shares. Information with respect to beneficial ownership of Ariel Investments. LLC (Ariel) is included in reliance on a Schedule 13G, filed February 14, 2014. The address of Ariel is 200 E. Randolph Dr., Suite 2900, Chicago, IL 60601. Ariel has sole voting power with regard to 2,333,429 shares and sole dispositive power with regard to 2,535,139 shares. Information with respect to beneficial ownership of The Vanguard Group (Vanguard) is included in reliance on a Schedule 13G, filed February 11, 2014. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355. Vanguard has sole voting power with regard to 27,349 shares and sole dispositive power with regard to 2,402,711 shares.

(3)
18,499 of the shares listed are held by Ms. Penrose as trustee for the Sheila A. Penrose trust.

JLL	Proxy Statement	Page | 58

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors, certain of our officers and beneficial owners of more than 10 percent of our outstanding Common Stock to file reports of ownership and changes in ownership of our Common Stock with the SEC and to send copies of such reports to us. For our current executive officers and Directors, the Company has taken on the administrative responsibility of filing the reports after we have received the necessary information.

Based solely upon a review of such reports and amendments thereto furnished to us and upon written representations of certain of such persons regarding their ownership of Common Stock, we believe that no such person failed to file any such report during 2013, except that within the required two business day reporting requirement imposed by the SEC, the Company did not timely file Form 4 reports on behalf of the following individuals: For Colin Dyer, Alastair Hughes and Lauralee Martin, four reports with respect to seven transactions; for Charles Doyle, two reports with respect to three transactions; for Mark Engel, two reports with respect to five transactions; for Jeff Jacobson, three reports with respect to four transactions; for Mark Ohringer, two reports with respect to three transactions; for Christian Ulbrich, four reports with respect to six transactions; for Hugo Bagué and Sheila Penrose, two reports with respect to two transactions; for Dave Rickard, three reports with respect to three transactions; and for Dame Deanne Julius, Kate Lavelle, Ming Lu, Trish Maxson and Martin Nesbitt, one report with respect to one transaction.

The late filings listed above involved the granting or vesting of restricted stock units, which involves third-party administration and has sometimes presented internal logistical issues with strictly meeting the SEC's two-day filing deadline. The Company has revised its internal processes in order to improve the timeliness of filings relating to its restricted stock units.

All individual open-market stock purchases and sales made during 2013 were reported within the required two-day filing requirement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We discuss below the particular relationships the Company has with Roger T. Staubach, a member of our management who is also on the Board of Directors. Mr. Staubach was elected to serve as a member of the Board, effective July 21, 2008. Mr. Staubach became the Executive Chairman of the Company's Americas region on July 11, 2008, when JLL merged (the Merger) with The Staubach Company, of which Mr. Staubach was an indirect shareholder.

Under the Agreement and Plan of Merger relating to the transaction (the Merger Agreement), JLL agreed that it would cause Mr. Staubach to be appointed to the Board. Thereafter, unless Mr. Staubach's employment with JLL or one of its subsidiaries is terminated by JLL without cause, by Mr. Staubach for good reason or due to Mr. Staubach's disability (as the terms "cause," "good reason" and "disability" are defined under Mr. Staubach's employment arrangements with JLL), and as long as Mr. Staubach complies with JLL policies and guidelines applicable to all members of the Board, JLL has agreed that it shall cause Mr. Staubach to be included in the slate of persons nominated to serve as directors on the Board during any Earnout Calculation Period (as defined pursuant to the Merger Agreement). Upon any termination of Mr. Staubach's employment by JLL with cause, by Mr. Staubach without good reason or due to disability, Mr. Staubach shall promptly resign from the Board.

As Mr. Staubach is employed by JLL, he serves on the Board as a member of management and therefore does not qualify as an independent member of the Board or to serve on any of its Committees. Accordingly, Mr. Staubach is not paid any Director's fees or other compensation for serving on the Board. We do not consider Mr. Staubach an "officer" as defined for reporting purposes under Section 16 of The Securities Exchange Act of 1934. The conditions of Mr. Staubach's employment by the Company have been established under an employment agreement the term of which extends to July 11, 2014.

As consideration under the Merger Agreement, Mr. Staubach individually elected to receive 182,016 shares of the Common Stock of JLL on August 15, 2008 (valued at $50.05 per share), representing substantially all of the initial consideration that Mr. Staubach received in connection with the Merger. Each of two different trusts for Mr. Staubach's

JLL	Proxy Statement	Page | 59

children, for which he disclaims beneficial ownership, received 83,097 shares of our Common Stock at the same price per share.

The Merger Agreement also provided for the selling shareholders of The Staubach Company to receive three deferred purchase price payments in cash, the first of which was due on the first business day of the 25th month following the July 11, 2008 closing date (or the 37th month if certain revenue targets are not met), the second of which was due on the first business day of the 37th month following the closing date (or the 49th month if certain revenue targets are not met) and the third of which is due on the first business day of the 61st month following the closing date. During 2012, the Merger Agreement was amended such that third Deferred purchase price payment would be paid by the end of 2012 to those former shareholders that extended their employment agreements with us for an extra year. The selling shareholders are also entitled to receive an "Earnout Payment," payable after 2010 on a sliding scale if certain thresholds are met with respect to the tenant representation business for the Earnout periods ended December 31, 2010, 2011 and 2012. The above summary is qualified by reference to the Merger Agreement, which we have filed with the SEC as an Exhibit to our Current Report on Form 8-K/A dated July 11, 2008.

Mr. Staubach individually holds a 5.767% interest in each of the above payments. Five different trusts for Mr. Staubach's children collectively own a 5.972% interest. In 2010, Mr. Staubach received the first of the deferred purchase price payments in the amount of $4.7 million, and a total of $4.9 million was paid to the children's trusts. In 2011, Mr. Staubach received the second of the deferred purchase price payments in the amount of $9.3 million, and a total of $9.6 million was paid to the children's trusts. We did not make any Earnout Payments during 2011. In 2012, Mr. Staubach received the third deferred purchase price payments in the amount of $9.1 million, and a total of $9.4 million was paid to the children's trusts. Mr. Staubach received Earnout payments in 2012 in the amount of $0.3 million, and a total of $0.3 million was paid to the children's trust. In 2013, Mr. Staubach received approximately $2.2 million from the Earnout Payment and the children's trusts received approximately $2.3 million. Mr. Staubach disclaims beneficial ownership in the children's trusts.

JLL	Proxy Statement	Page | 60

INFORMATION ABOUT THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For a number of years, KPMG LLP has been the independent registered public accounting firm that audits the financial statements of JLL and most of its subsidiaries. JLL expects that representatives of KPMG LLP will be present at the Annual Meeting and will be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement at the Annual Meeting if they desire to do so.

Audit and Non-Audit Fees

The following table presents fees for the professional services that KPMG LLP rendered for the audit of the Company's annual financial statements (including auditing the Company's internal controls over financial reporting for purposes of Section 404 of the Sarbanes-Oxley Act of 2002), audit related fees, tax fees and fees billed for other services during 2013 and 2012 (the fees shown are in thousands (000's)).

	2013	2012

Audit Fees (1)	$5,457	$5,623
Audit Related Fees (2)	$908	$797
Tax Fees (3)	$1,007	$1,635
All Other Fees (4)	$0	$0
Total Fees	$7,372	$8,055

(1)
Audit Fees include those fees necessary to perform an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and quarterly reviews of the consolidated financial statements of JLL. This includes fees for review of the tax provision and fees for accounting consultations on matters reflected in the consolidated financial statements. Audit Fees also include services required by statute or regulation (foreign or domestic), such as comfort letters, consents, reviews of SEC filings, and statutory audits in non-U.S. locations.

(2)
Audit Related Fees are comprised of fees for employee benefit plan audits, internal control related matters and services not required by statute or regulation.

(3)
Tax Fees are comprised of fees for tax compliance, tax planning and tax advice. Tax planning and tax advice encompasses a diverse range of services, including consultation, research, and assessment of tax planning initiatives, assistance with tax audits and appeals, employee benefit plans and requests for rulings or technical advice from taxing authorities.

(4)
All Other Fees include all other non-audit services.

 Pre-Approval of Audit and Permitted Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee has established a policy for pre-approval of audit and permitted non-audit services by the Company's independent registered public accounting firm. At each of its meetings, the full Audit Committee considers, and approves or rejects, any proposed services and fee estimates that are presented by the Company's management. The Chairman of the Audit Committee has been designated by the Audit Committee to consider approval of services arising between meetings that were not pre-approved by the Audit Committee. Services approved by the Chairman are ratified by the full Audit Committee at its next regular meeting. For each proposed service, the independent registered public accounting firm provides supporting documentation detailing the service and an estimate of costs. During 2013, all services performed by the independent registered public accounting firm were pre-approved by the Audit Committee.

JLL	Proxy Statement	Page | 61

AUDIT COMMITTEE REPORT

As more particularly described above under "Corporate Governance Principles and Board Matters," the Audit Committee of the Board is responsible for providing independent, objective oversight of JLL's accounting functions and internal and disclosure controls. The Audit Committee is composed of five Directors, each of whom is independent as defined by the New York Stock Exchange listing standards in effect at the time of mailing of this Proxy Statement and by applicable Securities and Exchange Commission rules. The Audit Committee operates under a written Charter, which has been approved by the Board of Directors and is available on the Company's public website at www.jll.com.

Management is responsible for JLL's internal and disclosure controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of JLL's consolidated financial statements and the effective operation of internal controls over financial reporting, all in accordance with the standards of the Public Company Accounting Oversight Board (United States), and for issuing a report thereon. The Audit Committee's responsibility is to oversee these processes.

In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2013 audited financial statements as well as the Company's internal controls over financial reporting for which an attestation by such firm is required under Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee also discussed with the independent registered public accounting firm the matters required by the auditing standards of the Public Company Accounting Oversight Board (United States), including Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T. The Audit Committee also received written disclosures from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board (United States) regarding such firm's communications with the Audit Committee concerning independence, and the Audit Committee discussed with KPMG LLP that firm's independence under the relevant standards. The Audit Committee also reviewed the selection, application and disclosure of our critical accounting policies pursuant to SEC Financial Release No. 60, "Cautionary Advice Regarding Disclosure of Critical Accounting Policies."

Based upon the Audit Committee's discussions with management and the independent registered public accounting firm, and the Audit Committee's review of the representations of management and the independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in JLL's Annual Report on Form 10-K for the year ended December 31, 2013, which has been filed with the SEC.

The Audit Committee

David B. Rickard (Chairman)
Dame DeAnne Julius
Kate S. Lavelle
Martin H. Nesbitt
Sheila A. Penrose

JLL	Proxy Statement	Page | 62

THREE PROPOSALS TO BE VOTED UPON AT THE ANNUAL MEETING

Proposal 1

Election of Ten Directors

Our Nominating and Governance Committee has nominated the ten current members of the Board of Directors to stand for re-election at this year's Annual Meeting. We are proposing that our shareholders elect all of the ten nominees.

Accordingly, our Board unanimously recommends you vote FOR the election of each of the ten nominees listed below:

Hugo Bagué Colin Dyer Dame DeAnne Julius Kate S. Lavelle	Ming Lu Martin H. Nesbitt Sheila A. Penrose	Shailesh Rao David B. Rickard Roger T. Staubach

If re-elected, these Directors will serve one-year terms until JLL's Annual Meeting of Shareholders in 2015 and until their successors are elected and qualify, or until their earlier death, resignation, retirement, disqualification or removal.

At the Annual Meeting, we will vote each valid proxy returned to JLL for the ten nominees listed above unless the proxy specifies otherwise. Proxies may not be voted for more than ten nominees for Director. While the Board does not anticipate that any of the nominees will be unable to stand for election as a Director at the 2014 Annual Meeting, if that is the case, proxies will be voted in favor of such other person or persons as our Board may designate.

We provide biographical information for each of the nominees above under the caption "Directors and Corporate Officers." For each of the nominees, we also provide below a statement of their qualifications to serve as a member of our Board of Directors:

•
Hugo Bagué: As the chief human resources and safety officer for a complex global enterprise with a large number of employees, Mr. Bagué brings significant experience with employee relations, communications and compensation issues that are helpful to our Board's oversight of a global firm whose most important assets are our people. Additionally, from his other operational responsibilities at Rio Tinto, which have increased significantly, Mr. Bagué contributes to our Board perspectives on public relations, procurement, information systems and corporate sustainability. His work for other multi-national companies provides insights into operating within different cultures, business environments and legal systems, particularly in Continental Europe and also within the technology and healthcare industries, both of which are important to our future growth strategy.

•
Colin Dyer: Mr. Dyer's previous service as the chief executive officer for both a major international retailer and an entrepreneurial Internet-based business give a wide-ranging perspective on all aspects of management, including operations, enterprise risk management, client relationship management, the use of technology, corporate finance, talent management, marketing and compensation structuring, all of which are important components of our Board's oversight. Mr. Dyer also has broad international and cultural experience, which is critical to the proper functioning of a global firm like ours. His management consulting background and engineering discipline are useful in overseeing the development and implementation of corporate strategies. His previous service on the board of another public company, and his chairmanship of its audit committee, provide additional grounding to our Board in governance and the oversight of a complex business organization.

•
Dame DeAnne Julius: Within the increasingly complex and inter-connected world in which JLL seeks to thrive, Dame DeAnne contributes an important global perspective on economics and government policy that is informed by the depth of her experience as the senior-most economist at major corporations and her involvement with organizations that are at the core of global financial policy-making. Moreover, her current and previous directorships provide her with governance and oversight experience at complex, global public companies as well as a professional services firm. She therefore contributes insights into energy, enterprise risk, environmental, healthcare/pharmaceutical and client service issues that are also critical to growth businesses within JLL.

JLL	Proxy Statement	Page | 63

•
Kate S. Lavelle: Ms. Lavelle has served as the chief financial officer for a major global consumer-oriented company and as the chief finance and accounting officer for a complex global food-service operation owned by a major non-U.S.-based international airline. As a result, she has deep experience within multi-cultural environments in accounting, corporate finance, liquidity and banking relationships, evaluating potential acquisitions, compliance and due diligence risks in emerging markets, complex financial and informational systems, enterprise risk management and investor relations, all of which are important to JLL's business and enhance our Board's oversight of these matters. Additionally, her service as a board member at other public companies, including her current audit committee experience (and more recently as its Chairman) on another board, will inform our Board's efforts to maintain best-in-class corporate governance.

•
Ming Lu: Mr. Lu brings to the Board extensive knowledge about overseeing the development and operations of companies in Asia, and particularly China, one of the most important regions for our future growth potential. He has broad and deep experience in evaluating and integrating acquisitions and emerging market dynamics. His experience in structuring compensation to motivate executive behavior that is aligned with our shareholders' interests will be useful to his service as the Chairman of our Compensation Committee. As a partner with one of the world's most prominent private equity firms, Mr. Lu also contributes a general expertise in investment evaluation and management, enhancement of balance sheet and financial strength, entrepreneurialism, management of credit and credit agreements and management of banking and investment banking relationships.

•
Martin H. Nesbitt: An alumnus of our investment management business from early in his career who has continued to be involved in the development and management of different types of real estate, Mr. Nesbitt brings significant experience to the Board that is central to the core of the Company's mission and business. His experience as the co-founder and chief executive officer of an entrepreneurial real estate venture helps inform our Board's oversight of the Company's strategic development and marketing efforts, as well as the execution of its business plans. His more recent establishment of an investment fund focusing on industries such as education and healthcare will add private equity and public sector perspectives. Mr. Nesbitt's involvement in the pursuit of Chicago's Olympics bid for 2016 is useful to our firm's continuing involvement in the planning, development and management of venues for the Olympics and other world-class sporting events. Additionally, his urban, cultural and community activities will enrich the Board's oversight of the Company's corporate social responsibility and diversity initiatives.

•
Sheila A. Penrose: Ms. Penrose, whose career at a significant banking organization culminated in her running its corporate business and serving as a member of its management committee, provides our Board with a depth of experience in client relationship management, all aspects of corporate finance and banking relationships, enterprise risk management, executive compensation and international business transactions. Her experience with a management consulting firm enhances our Board's oversight of strategic development activities. Her service on the board of directors of a major foodservice retailer enhances her contribution to our Board's consideration of governance issues and the functioning of our Nominating and Governance Committee, which she chairs, and sophistication about branding and marketing matters. Ms. Penrose's role as the firm's non-executive chairman also gives her additional knowledge about our firm's services and staff which is useful to our Board's deliberations. Additionally, Ms. Penrose has been a vocal proponent of the benefits to corporations of diversity and community involvement, which has helped our Board discuss and promote those issues with our senior management.

•
Shailesh Rao: Having served in senior executive positions with Google and Twitter, two of the world's most prominent and successful digital companies, Mr. Rao has extensive experience with developing and marketing systems that apply technology to social networking, search, data management and digital applications of business processes, all of which will inform the Board's oversight of how the Company is using technology, data mining and social networks as a core aspect of how it establishes and implements its business models and strategies. Mr. Rao's experience has spanned the globe, which is consistent with our need for Board members with multi-cultural perspectives and an understanding of the business environment in different countries. His entrepreneurial activities are useful to our Board's consideration of potential acquisitions and the Company's establishment of new or adjacent service lines.

•
David B. Rickard: Mr. Rickard's previous service as the Chief Financial Officer and the Chief Administrative Officer of a major U.S. retailer, and prior to that his service as the Chief Financial Officer of a major consumer products company, add important experience, including from an international perspective, to our Board in terms of corporate finance, banking relationships, operations, complex technology and other systems, acquisition evaluation and integration, enterprise risk management, compliance and investor relations. His management of complex financial and accounting functions and his experience as the chairman of the audit committees of two other NYSE-traded public companies contributes perspectives on the proper functioning of audit committees, general corporate governance and Sarbanes-Oxley matters that are useful additions to our Board overall and to our Audit Committee, which he chairs.

JLL	Proxy Statement	Page | 64

•
Roger T. Staubach: As the founder of The Staubach Company, which grew to become the premier tenant representation firm in the United States, Mr. Staubach brings significant experience with a service line that is important to JLL's business globally. His long tenure as a chief executive officer, coupled with his experience as a Navy officer and then the Quarterback for a highly successful professional football team, provide leadership qualities and perspectives on the importance of corporate ethics and integrity that are valuable to our Board's oversight of the firm. His years of building a significant real estate business add entrepreneurial and marketing expertise that are important to the oversight of our firm's growth and its ability to innovate and serve clients within the real estate industry. Moreover, Mr. Staubach's current and previous service as a member of the board of directors of three other major public companies contributes a perspective on public company governance and oversight. His significant philanthropic and community service efforts have helped inform the Board's support of the firm's corporate social responsibility and diversity initiatives.

Proposal 2

Non-binding advisory "say-on-pay" vote approving executive compensation

We are asking our shareholders to provide a non-binding "say-on-pay" advisory approval of the compensation of our Named Executive Officers as we have described it above in the "Executive Compensation" section of this Proxy Statement.

Our Board unanimously recommends you vote FOR the advisory "say-on-pay" vote approving executive compensation.

Our Board believes that that we have an executive compensation program that has proven itself over the years to have retained top-quality executives who have been appropriately motivated to act in the best interests of our shareholders, clients, staff and the other constituencies who interact with a global organization such as ours. We believe we have a program that encompasses the attributes of best-practices in compensation, including:

•
Pay for performance philosophy, with significant upward and downward flexibility built to correspond to the financial results of an inherently cyclical business;

•
Balanced mix of short- and long-term focused compensation;

•
Significant use of equity to align with shareholder interests;

•
No tax gross-ups and limited use of perquisites;

•
Limited benefits in the event of a change of control, with double-trigger requirement for severance benefits and accelerated vesting of equity awards under our long-term incentive plans;

•
Limited severance benefits;

•
Recapture of certain incentives in the event of a subsequent restatement of financial statements; and

•
Features to mitigate the use of overly-risky strategies that do not serve the longer-term sustainability of the organization.

Accordingly, our Board requests that our shareholders vote to approve our executive compensation program. While this vote is not binding on our Company, it will provide information to our Compensation Committee and our management regarding investor sentiment about our executive compensation philosophy, policies and practices. We will consider this information when determining executive compensation for 2014 and beyond.

Proposal 3

Ratification of appointment of independent registered public accounting firm

The Audit Committee has appointed the firm of KPMG LLP as JLL's independent registered public accounting firm for 2014. A proposal to ratify this appointment will be presented at the 2014 Annual Meeting. We are asking our shareholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2014.

The Board unanimously recommends you vote FOR ratification of such appointment.

The Audit Committee retains the right to appoint a substitute independent registered public accounting firm at any time during 2014 for any reason whatsoever.

JLL	Proxy Statement	Page | 65

 PROXY DISTRIBUTION AND SOLICITATION EXPENSE

JLL is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access any proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

We have hired Broadridge Investor Communications Solutions, Inc. to assist us in the distribution of our proxy materials (but not for the solicitation of proxy votes). We will pay Broadridge customary fees, costs and expenses for these services.

We have hired Phoenix Advisory Partners to assist us in the solicitation of votes. We will pay Phoenix Advisors a fee of $8,500 plus customary costs and expenses for their services. We have agreed to indemnify Phoenix Advisors against certain liabilities arising out of or in connection with their services.

Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to shareholders. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to shareholders.

JLL	Proxy Statement	Page | 66

M67802-P49774 You are receiving this communication because you hold shares in the company named above. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. JONES LANG LASALLE INCORPORATED *** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 30, 2014. JONES LANG LASALLE INCORPORATED 200 E RANDOLPH DR. CHICAGO, IL 60601 Meeting Information Meeting Type: Annual For holders as of: March 17, 2014 Date: May 30, 2014 Time: 1:00 PM Location: Jones Lang LaSalle Incorporated 1801 K Street NW, Suite 1000 Washington, DC See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: How To Vote Please Choose One of the Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 16, 2014 to facilitate timely delivery. How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. NOTICE AND PROXY STATEMENT ANNUAL REPORT . XXXX XXXX XXXX . XXXX XXXX XXXX . XXXX XXXX XXXX M67803-P49774 Proxy Materials Available to VIEW or RECEIVE:

Voting Items 1. To elect ten Directors to serve one-year terms until the 2015 Annual Meeting of Shareholders or until their successors are elected and qualify. 1c. Dame DeAnne Julius 1d. Kate S. Lavelle 1e. Ming Lu 2. To approve, by non-binding vote, executive compensation ("say-on-pay"). The Board of Directors recommends you vote FOR the following proposals: Nominees: 1b. Colin Dyer 1a. Hugo Bagué 1f. Martin H. Nesbitt 3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014. 1j. Roger T. Staubach 1g. Sheila A. Penrose 1i. David B. Rickard 1h. Shailesh Rao M67804-P49774

M67805-P49774

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: JONES LANG LASALLE INCORPORATED M67786-P49774 JONES LANG LASALLE INCORPORATED 200 E RANDOLPH DR. CHICAGO, IL 60601 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain ! ! ! For Against Abstain 1. To elect ten Directors to serve one-year terms until the 2015 Annual Meeting of Shareholders or until their successors are elected and qualify. 1c. Dame DeAnne Julius 1d. Kate S. Lavelle 1e. Ming Lu 1j. Roger T. Staubach 1g. Sheila A. Penrose 1i. David B. Rickard 1h. Shailesh Rao 2. To approve, by non-binding vote, executive compensation ("say-on-pay"). The Board of Directors recommends you vote FOR the following proposals: Nominees: 1b. Colin Dyer 1a. Hugo Bagué 1f. Martin H. Nesbitt 3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014. ! ! !

M67787-P49774 JONES LANG LASALLE INCORPORATED Annual Meeting of Shareholders May 30, 2014 1:00 PM This proxy is solicited by the Board of Directors The 2014 Annual Meeting of Shareholders of Jones Lang LaSalle Incorporated will take place on Friday, May 30, 2014, beginning at 1:00 p.m., local time, at the offices of our Company located at 1801 K Street NW, Suite 1000, Washington DC. The undersigned hereby appoints Colin Dyer and Mark J. Ohringer, and each of them, with full power of substitution, to represent the undersigned and as proxies to vote all the Common Stock of Jones Lang LaSalle Incorporated which the undersigned has power to vote, with all powers which the undersigned would possess if personally present at the Annual Meeting of Shareholders to be held on May 30, 2014, or at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of the nominees for director and FOR proposals 2 and 3. Continued and to be signed on reverse side Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.